   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1999



                                                      REGISTRATION NO. 333-85013

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933

                             ---------------------

                                 NAVIDEC, INC.
             (Exact Name of Registrant as Specified in its Charter)

                      COLORADO                                                   33-0502730
  (State or Other Jurisdiction of Incorporation or                  (I.R.S. Employer Identification No.)
                     Organization)

                               14 INVERNESS DRIVE
                                  SUITE F-116
                           ENGLEWOOD, COLORADO 80112
                                 (303) 790-7565
   (Address, Including Zip Code, and Telephone Number Including Area Code, of
                   Registrant's Principal Executive Offices)

                 PATRICK R. MAWHINNEY, CHIEF FINANCIAL OFFICER
                               14 INVERNESS DRIVE
                                  SUITE F-116
                           ENGLEWOOD, COLORADO 80112
                                 (303) 790-7565
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   COPIES TO:

             MICHAEL WAGER, ESQ.                                 JAMES H. CARROLL, ESQ.
  BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP                       COOLEY GODWARD LLP
                2300 BP TOWER                                    2595 CANYON BOULEVARD
              200 PUBLIC SQUARE                                        SUITE 250
          CLEVELAND, OHIO 44114-2378                          BOULDER, COLORADO 80302-6737
                (216) 363-4500                                       (303) 546-4000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 1999


                                2,500,000 SHARES




                                  NAVIDEC LOGO

                                    Navidec


                                  COMMON STOCK
                               ------------------

     We are offering 2,500,000 shares of our common stock. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "NVDC." On September 21, 1999, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $11.00 per share. We have applied for listing of our common stock on the Nasdaq National Market after this offering under the same symbol, "NVDC."



     INVESTING IN OUR SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


                                                              PER SHARE     TOTAL
                                                              ---------    --------
Public offering price.......................................  $            $
Underwriting discount.......................................  $            $
Proceeds, before expenses, to us............................  $            $

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The underwriters have an option to purchase an additional 375,000 shares from us and certain selling shareholders to cover over-allotments.

                               ------------------

     First Security Van Kasper expects to deliver the shares in San Francisco,
California on or about           , 1999.

FIRST SECURITY VAN KASPER                                           ADVEST, INC.
                                            , 1999

                              [Inside Front Cover]

Graphic with "Consult Build Manage" over various pictures of business people, "Building Successful E-businesses" in bottom right corner and Navidec logo in top right corner.

                               TABLE OF CONTENTS


                                                      PAGE
                                                      ----
Prospectus Summary..................................    3
Risk Factors........................................    8
About this Prospectus...............................   22
Use of Proceeds.....................................   22
Price Range of Our Common Stock.....................   23
Dividend Policy.....................................   24
Capitalization......................................   24
Dilution............................................   25
Selected Consolidated Historical
  Financial Data....................................   26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................................   28
Quantitative and Qualitative Disclosures
  About Market Risk.................................   35
Recent Developments.................................   35
Navidec's Business..................................   37
Where You Can Find More
  Information.......................................   51
Incorporation of Certain Documents
  by Reference......................................   51
Management..........................................   52
Principal and Selling Shareholders..................   55
Underwriting........................................   56
Legal Matters.......................................   58
Experts.............................................   58
Index to Financial Statements.......................  F-1

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. For a more comprehensive understanding of this offering, you should read the more detailed information contained in this prospectus and the documents we have referred to, including, but not limited to, the risk factors beginning on page 8.


                                  OUR BUSINESS


     We are a provider and an incubator of innovative Internet business solutions and services. Our combination of creative, technical and consulting expertise allows us to design, build and manage comprehensive Internet solutions for a diverse group of customers, which range from Internet start-ups to Fortune 1000 companies. Our focused approach enables customers to rapidly integrate the Internet into their operations and quickly move from a basic web presence to comprehensive intranet, extranet or electronic commerce functionality. We leverage our expertise to provide our customers with proven solutions and, in some instances, to help them launch new Internet-based businesses.



     We employ our NPact methodology in all of our projects. Through the NPact process, we help our customers identify how the Internet can be optimally used to their competitive advantage. NPact also enables us to accurately determine the necessary costs and timelines for implementing an integrated Internet business solution, which we also refer to as an e-business solution. Once the optimal solution has been determined, NPact separates the assignment into multiple fixed-priced 90 to 120-day projects, each providing incremental functionality. Our services include, among others:


  - e-business consulting;

  - commercial e-business site development;

  - legacy systems integration;

  - e-mail messaging systems architecture and integration;

  - design and implementation of intranet and extranet applications and tools;
    and

  - application management and hosting.

     We incorporate our reusable software modules and packaged Internet applications to ensure that our solutions are rapidly deployable, highly reliable, scaleable and cost effective. Our solutions are constructed primarily using the Java programming language to accommodate easy integration over multiple technology platforms. We also develop solutions using HTML, XML, Perl and other proven technologies. Since our inception we have implemented solutions for over 200 organizations including customers such as Verio Corporation, Richmond American Homes, a division of M.D.C. Holdings, Inc., Pentax Corporation and Columbine JDS Systems, Inc.

     In the course of providing Internet solutions to our customers, our ability to leverage expertise within vertical markets continues to grow. In addition to providing accelerated time-to-market solutions to our customers, we will, on occasion, incubate selected businesses either through internal development, partnerships with our customers or acquisitions.

     Our subsidiary, DriveOff.com, Inc., was incubated out of our online automotive solutions division. DriveOff.com currently offers automotive information, interactive decision tools and buying and leasing information to consumers. In the fall of 1999, DriveOff.com intends to launch an innovative, consumer-friendly web site that will allow consumers to research, finance and purchase or lease an automobile online without negotiating with a car salesman. We believe the DriveOff.com web site will provide an automobile purchasing solution that both consumers and dealers will find superior to the services currently available. DriveOff.com will differ from its competitors, such as Autobytel.com, AutoWeb.com and Microsoft CarPoint, by delivering closed sales rather than leads to participating dealers. We believe DriveOff.com's new business model will be more appealing to consumers and dealers, as well as more profitable than the existing lead generation models. We are currently considering strategic alternatives for DriveOff.com.


     Historically, we have also derived revenues from our product distribution division. We do not expect our product distribution division to significantly contribute to our revenues in the future.

                                OUR OPPORTUNITY


     We believe that the growth of e-commerce represents a significant opportunity for both businesses and the Internet solutions providers that will help those businesses succeed. Internet solutions require both technical and creative expertise, and we believe only a limited number of Internet solutions providers are able to provide the multi-disciplined skill sets and technology necessary to rapidly develop and implement these solutions.



     We believe that the need for Internet solutions providers who can deliver strategic consulting advice as well as effective e-business solutions will continue to increase. International Data Corporation projects that the worldwide market for Internet services will grow from $7.8 billion in 1998 to $78.0 billion in 2003. We believe that, as a result of our combined technical and creative skills and our significant e-commerce consulting experience, we are well positioned to become a leading provider of Internet solutions.


                                  OUR STRATEGY

     Our goal is to become the leading provider and incubator of innovative Internet business solutions and services. To achieve our objective we will:

  - expand geographically;

  - increase Internet consulting;

  - expand our presence as an application service provider;

  - expand the depth of client relationships;

  - continue to develop technical capabilities;

  - continue to attract and retain experienced professionals; and

  - continue to incubate new businesses.

                              RECENT DEVELOPMENTS


     On July 23, 1999, WFC Holdings Corporation, a subsidiary of Wells Fargo & Company, committed to make a strategic investment of $25.0 million in us and our subsidiary, DriveOff.com. For its $10.0 million investment in us, Wells Fargo will receive 380,000 shares of common stock and a $6.2 million promissory note convertible into 620,000 shares of our voting and non-voting common stock. For its $15.0 million investment in DriveOff.com, Wells Fargo will receive a note convertible into 3,200,000 shares of voting and non-voting preferred stock of DriveOff.com, representing 20% of DriveOff.com's capital stock outstanding as of the expected closing of the transaction. Wells Fargo will also receive a warrant for an additional 160,000 shares of DriveOff.com common stock.



     Closing of the transactions is subject to, among other things, the execution of a Master Consulting Agreement, under which Wells Fargo will engage us to perform Internet services of at least $2.0 million over the next 24 months, a Co-Branding Agreement, under which we will develop a "co-branded" automotive web site for Wells Fargo, and a Software License Agreement, under which we will license certain software technology to Wells Fargo. The parties expect to close both transactions in September 1999.


                            ------------------------


     Our executive offices are located at 14 Inverness Drive, Suite F-116, Englewood, Colorado 80112, and our telephone number is (303) 790-7565. Our web site address is www.navidec.com. The information contained on our web site does not constitute part of this prospectus.

                                  THE OFFERING

     Unless otherwise indicated, information in this prospectus assumes the underwriters' over-allotment option is not exercised.

Common stock offered......................     2,500,000 shares

Common stock to be outstanding after this
offering..................................     9,893,614 shares

Use of proceeds...........................     We plan to use the proceeds to
                                               increase marketing activities and
                                               product development, expand our
                                               sales and marketing offices and
                                               our information technology
                                               infrastructure, relocate our
                                               offices and meet our working
                                               capital and other general
                                               corporate needs, which may
                                               include strategic acquisitions.
                                               See "Use of Proceeds."

Nasdaq SmallCap Market symbol.............     NVDC


     The number of shares of common stock to be outstanding after this offering does not include:


  - 1,224,070 shares that can be issued upon the exercise of options outstanding as of June 30, 1999 at a weighted average exercise price of $4.44 per share;

  - 588,935 additional shares that could be issued under our stock option plans;

  - 508,490 shares that could be issued upon the exercise of outstanding warrants as of June 30, 1999 at a weighted average exercise price of $5.71 per share;

  - 380,000 shares to be issued upon completion of the Wells Fargo transaction;

  - 620,000 shares issuable in connection with Wells Fargo's $6.2 million note; and


  - 125,000 shares that could be issued upon the exercise of a warrant that will be issued to First Security Van Kasper upon completion of the Wells Fargo transaction at an exercise price of $9.44 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS:

The following statement of operations data is presented:


  - on an actual basis; and



  - on a pro forma basis to reflect the $25.0 million investment made by Wells Fargo, less transaction costs (see "Recent Developments"), as if the transaction closed at the beginning of the period presented.



                                                                     SIX MONTHS
                                                 YEARS ENDED       ENDED JUNE 30,
                                                DECEMBER 31,      -----------------
                                              -----------------      (UNAUDITED)
                                               1997      1998      1998      1999
                                              -------   -------   -------   -------
Revenue.....................................  $ 6,008   $ 8,555   $ 3,539   $ 8,233
Gross profit................................    1,789     2,685     1,200     3,217
Loss from operations........................   (3,883)   (3,549)   (1,030)   (2,475)
Net loss....................................  $(4,107)  $(3,933)  $(1,039)  $(2,362)
Net loss per share, basic and diluted.......  $ (1.47)  $ (1.10)  $ (0.30)  $ (0.37)
Weighted average common shares
  outstanding...............................    2,800     3,578     3,410     6,353
Pro forma net loss..........................                                $(2,840)
Pro forma net loss per share, basic and
  diluted...................................                                $ (0.42)
Pro forma weighted average common shares
  outstanding...............................                                  6,733


CONSOLIDATED BALANCE SHEETS:

The following balance sheet data is presented:

  - on an actual basis;


  - on a pro forma basis to reflect the $25.0 million investment made by Wells Fargo, less transaction costs; and



  - on a pro forma as further adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 2,500,000 shares of common stock offered in the offering at an assumed public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.



                                                         AS OF JUNE 30, 1999
                                                   --------------------------------
                                                             (UNAUDITED)
                                      AS OF
                                  DECEMBER 31,                           PRO FORMA
                                 ---------------                         AS FURTHER
                                  1997     1998    ACTUAL    PRO FORMA    ADJUSTED
                                 ------   ------   -------   ---------   ----------
Cash and cash equivalents......  $  369   $  711   $12,785    $36,585     $61,160
Working capital................     678      286    14,457     38,257      62,832
Total assets...................   3,099    5,265    18,070     43,070      67,645
Long-term liabilities, net of
  current portion..............     310       94       305     20,675      20,675
Shareholders' equity...........   1,550    1,799    16,377     20,708      45,283

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, operating results and financial condition could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words like "believes," "expects," "may," "will," "should," "seeks," "pro forma," "pro forma as further adjusted," or "anticipates," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

                  RISKS ASSOCIATED WITH OUR BUSINESS GENERALLY


IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS BECAUSE WE HAVE A LIMITED OPERATING HISTORY.



     As a company in the early stage of development, we take risks and there are uncertainties relating to our ability to successfully implement our business plan. Our business and prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as Internet solutions. The risks and uncertainties include, among other things, the following:


  - we may not be able to develop awareness and brand loyalty for our products and services;

  - we may not be able to anticipate and adapt to the changing market for Internet services and e-commerce;

  - we may not be able to expand our sales and marketing efforts;

  - we may not be able to continue to upgrade and enhance our technologies to accommodate expanded service offerings;

  - we may not successfully respond to competitive developments; and

  - we may not be able to develop and renew strategic relationships.

     We may not be successful in accomplishing any or all of these objectives, which could materially harm our business. In this case, the value of your investment may decline.

WE HAVE INCURRED OPERATING LOSSES, EXPECT CONTINUED LOSSES AND MAY NOT ACHIEVE PROFITABILITY. IF WE CONTINUE TO LOSE MONEY, WE MAY HAVE TO CURTAIL OUR OPERATIONS.


     We have not been profitable and we may continue to lose money for the foreseeable future. Although there has been growth in annual revenue, historically we have incurred losses and experienced negative cash flow. We may continue to incur losses and may never achieve or sustain profitability. An extended period of losses and negative cash flow may prevent us from operating and expanding our business and continuing our incubation strategy.

WE PLAN TO EXPAND RAPIDLY WHICH WILL PLACE A STRAIN ON OUR RESOURCES AND IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY, IT COULD HARM OUR BUSINESS.

     Our rapid growth and plans for further growth have placed, and are expected to continue to place, a significant strain on our administrative, operational and financial resources. The failure to grow these resources, as well as our technology base, along with the rest of our business may have a negative impact on our financial performance.

OUR INCUBATION STRATEGY INVOLVES RISK.


     Part of our strategy is to incubate new business ventures that we develop in addition to our Internet solutions business. We are currently in the process of incubating our first business, DriveOff.com, Inc. We anticipate that the DriveOff.com web site will be launched and fully operational in select states in the fall of 1999. Incubating new businesses will require us to make significant investments. The formation of DriveOff.com included, and we expect that any incubation of other e-businesses in the future will include, the provision of intellectual property, the hiring of employees, the contribution of capital and the devotion of significant time and resources. After forming any new e-business, we may not generate enough revenue from the new business to cover the amounts we spend to create and launch the business. If we do not generate substantial revenues from any business we incubate, that business may never become profitable, and our business, financial condition and operating results will be negatively affected.


     We have limited experience in incubating new businesses. Our incubation strategy has the following additional risks:

  - we may not be able to identify suitable business ventures to incubate;

  - forming new e-businesses may cause a disruption in our Internet solutions business and distract our management and other personnel;

  - the businesses we incubate may be unproven, may involve substantial risk and may never be profitable; and

  - the costs associated with incubating a new e-business may have a negative impact on our profitability.

     We expect to incubate businesses in which we obtain experience through our Internet solutions business. Therefore, these new businesses may be competitive with our existing customers, which may result in the loss of customers from our Internet solutions business.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR SHAREHOLDERS, CAUSE US TO INCUR DEBT AND ASSUME CONTINGENT OR UNKNOWN LIABILITIES. IN ADDITION, ACQUISITIONS POSE MANY ADDITIONAL RISKS.

     We expect to make strategic acquisitions. In that event, we could:

  - issue equity securities which would dilute our shareholders;

  - incur significant acquisition-related expenses, including amortization or write-off of goodwill or other intangible assets;

  - incur substantial debt; or

  - assume unknown or contingent liabilities.

     Acquisitions could also entail numerous additional risks, including:

  - difficulties in integrating acquired personnel, operations, technologies or services;

  - unanticipated costs associated with the acquisitions that may harm our operating results;

  - diversion of management's attention from other business concerns; and

  - risks of entering markets in which we have no or limited prior experience.

     Any of these risks could have a negative impact on our business, operating results and financial condition.

WE MAY NOT BE ABLE TO SUCCESSFULLY OPERATE OUR BUSINESS IF WE ARE UNABLE TO ATTRACT, TRAIN AND RETAIN ADDITIONAL HIGHLY QUALIFIED SALES AND MARKETING, MANAGERIAL AND TECHNICAL PERSONNEL, OR IF WE LOSE KEY PERSONNEL.

     Our future success depends on our ability to identify, hire, train and retain highly qualified sales and marketing, managerial and technical personnel. Competition for personnel is intense, and we may not be able to attract, assimilate or retain qualified personnel in the future. The inability to attract and retain the necessary managerial, technical and sales and marketing personnel could have a material adverse effect on our business.

     Our business and operations are substantially dependent on the performance of our executive officers and key employees. We maintain "key person" life insurance on the life of Ralph Armijo, our Chairman, President and Chief Executive Officer. The loss of the services of Ralph Armijo, Michael Kranitz, the President of DriveOff.com, Patrick Mawhinney, our Chief Financial Officer or Kenneth Bero, our Chief Operating Officer could have a material adverse effect on our business. We have employment contracts with Mr. Armijo, Mr. Mawhinney and Mr. Bero.

OUR SUCCESS IS DEPENDENT ON OUR KEEPING PACE WITH ADVANCES IN TECHNOLOGY. IF WE ARE UNABLE TO KEEP PACE WITH ADVANCES IN TECHNOLOGY, CONSUMERS MAY STOP USING OUR SERVICES AND OUR REVENUE WILL DECREASE.

     The Internet and e-business markets are characterized by rapid technological change, changes in consumer preferences and new product and service offerings that could render our existing web sites and technology obsolete. Our performance will depend, in part, on our ability to:

  - continue to enhance our existing services;

  - develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers; and

  - license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

     We may not be successful in using new technologies effectively or adapting our web sites or other technology to customer requirements or to emerging industry standards. If we are unable to adapt to changing technologies, our business, results of operations and financial condition could be negatively impacted.

INTERNET COMMERCE HAS YET TO ATTRACT SIGNIFICANT REGULATION. GOVERNMENT REGULATION MAY RESULT IN FINES, PENALTIES, TAXES OR OTHER COSTS THAT MAY REDUCE OUR FUTURE EARNINGS.


     We currently are not directly regulated by any governmental agency, other than having to comply with regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering, among other things, the following issues:


  - taxation of consumer transactions;

  - advertising;

  - user privacy;

  - unsolicited marketing;

  - pricing;

  - quality of products and services;

  - intellectual property;

  - information security; and

  - anti-competitive practices.

     The adoption of any of these laws or regulations may decrease the growth of Internet commerce. These laws could decrease the demand for our products and services, increase our cost of doing business, or otherwise have an adverse effect on our business, operating results or financial condition.

     Moreover, the applicability to the Internet of existing laws governing issues including real and intellectual property ownership, libel and personal privacy is uncertain. If these existing laws were to be applied to the Internet, our business may be harmed.

     Taxing authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes. The adoption of any of these laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our products and services, increase costs and otherwise have a material adverse effect on our business, results of operations and financial condition. To date, we have not spent significant resources on lobbying or related government affairs issues but we may need to do so in the future.

WE MAY UNINTENTIONALLY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS WHICH MAY RESULT IN COSTLY LITIGATION AND LOSS OF THE RIGHT TO USE SUCH PROPRIETARY RIGHTS.

     We may be subject to claims alleging that we have infringed upon third party proprietary rights which may result in significant damages. Even if any of these claims may ultimately prove to be without merit, the time management spends addressing those claims and the legal costs associated with those claims could harm our business.

     We license technology and content from third parties and it is possible that we could become a party to infringement actions based upon the licenses from those third parties. We generally obtain representations as to the origin and ownership of all licensed technology and content; however, this may not adequately protect us. Any of those claims, with or without merit, could subject us to costly litigation and the diversion of our technical and management personnel.

MISAPPROPRIATION OF OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS COULD IMPAIR OUR COMPETITIVE POSITION.

     Our ability to compete depends upon our systems and technology. Despite efforts to protect our proprietary rights through the use of trademarks, trade secrets and copyright law, confidentiality agreements and technical measures, unauthorized parties may attempt to copy aspects of our services or obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.


     In addition, litigation may be necessary in the future to enforce or protect our intellectual property rights or to defend against claims of infringement or invalidity. As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot be sure that the steps taken by us will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Misappropriation of our intellectual property or potential litigation could have a negative impact on our business.


WE MAY BE HURT BY SYSTEM INTERRUPTIONS BECAUSE OUR PRIMARY SERVERS ARE LOCATED AT A SINGLE PRINCIPAL LOCATION. IF COMMUNICATIONS TO THAT LOCATION WERE INTERRUPTED, OUR OPERATIONS COULD BE NEGATIVELY IMPACTED.

     We primarily host our web sites at our corporate headquarters in Englewood, Colorado. Although we maintain offsite backup servers, all of our primary servers are located at our corporate headquarters and are vulnerable to interruption by damage from fire, flood, power loss, telecommunications failure, break-ins and other events beyond our control. We have, from time to time, experienced periodic systems interruptions and anticipate that these interruptions will occur in the future. If we experience significant system disruptions, our business, results of operations and financial condition would be materially adversely affected. We maintain business interruption insurance for the actual loss of business income sustained due to the suspension of operations as a result of direct physical loss of or damage to property in our offices. Our property and business interruption insurance may not be adequate to compensate us for all losses that may occur due to failure of our systems.

OUR COMPUTER INFRASTRUCTURE MAY SUFFER SECURITY BREACHES. ANY SUCH PROBLEMS COULD JEOPARDIZE CONFIDENTIAL INFORMATION TRANSMITTED OVER THE INTERNET, CAUSE INTERRUPTIONS IN OUR OPERATIONS OR CAUSE US TO HAVE LIABILITY TO THIRD PARTIES.

     We rely on technology that is designed to facilitate the secure transmission of confidential information. Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. A party who is able to circumvent our security measures could misappropriate proprietary information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet in general, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information, including personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our insurance does not currently protect us against these losses. Any security breach would have a material adverse effect on our business, results of operations and financial condition.

IF THE INTERNET DOES NOT CONTINUE TO TECHNOLOGICALLY IMPROVE, IT MAY BE UNABLE TO SUPPORT INCREASED LEVELS OF ACTIVITY. WITHOUT THE INCREASED CAPACITY OF THE INTERNET AND OUR SYSTEMS, OUR REVENUE MAY NOT INCREASE AND OUR OPERATIONS MAY BE HARMED.


     Our success will depend, in large part, upon the communications industry and its infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial medium because of inadequate development of the necessary infrastructure or complementary products as well as delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity.

     If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it by this potential growth. An unexpectedly large increase in the volume or pace of traffic on our web sites or the number of orders placed by customers may require us to expand and further upgrade our technology, transaction-processing systems and network infrastructure. We may not be able to accurately project the rate or timing of increases, if any, in the use of our web sites or expand and upgrade our systems and infrastructure to accommodate these increases.

WE MAY NOT BE ABLE TO ACQUIRE OR MAINTAIN EFFECTIVE WEB ADDRESSES, WHICH MAY ALLOW COMPETITORS TO GAIN AN ADVANTAGE.


     We currently hold various web addresses relating to our brand names. We may not be able to prevent third parties, including direct competitors, from acquiring web addresses that are similar to our addresses, which could harm our business. The acquisition and maintenance of web addresses is generally regulated by governmental agencies and their designees. However, the regulation of web addresses in the United States and in foreign countries may change. As a result, we may not be able to acquire or maintain relevant web addresses where we conduct business. Furthermore, the relationship between regulations governing web addresses and laws protecting trademarks is unclear.


WE MAY BE REQUIRED TO SEEK ADDITIONAL FINANCING. IF ADDITIONAL FINANCING IS NOT AVAILABLE TO US, WE MAY HAVE TO CURTAIL OUR OPERATIONS.

     Our capital requirements have been and will continue to be significant. We anticipate that our cash reserves, including the proceeds from the Wells Fargo transactions, together with proceeds from this offering and the projected cash flow from our operations, will be sufficient to fund our operations for at least the next 12 months. If our capital requirements or cash flow vary materially from our current projections or if unforeseen circumstances occur, we may require additional financing sooner than we anticipate.

     We may be required to obtain additional financing to achieve our business objectives. Failure to raise these funds may:

  - restrict our growth and limit expansion of our business;

  - limit our development of new products and services;

  - limit our ability to take advantage of strategic opportunities, including incubating new businesses; and

  - hinder our ability to compete.

     Additional financing may not be available to us when needed or, if available, may not be obtained on commercially reasonable terms. In addition, any equity financing may involve substantial dilution to our then-existing shareholders.


YEAR 2000 ISSUES MAY HARM OUR BUSINESS.



     Because many computer applications have been written using two digits rather than four to define the applicable year, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This "Year 2000 issue" could result in system failures or miscalculations causing disruptions of operations, including disruptions of our web sites or normal business activities. We cannot predict the extent to which the Year 2000 issue will affect our vendors, consumers or DriveOff.com's affiliated automotive dealers, or the extent to which we would be affected if these parties fail to resolve any Year 2000 issues on a timely basis. The failure of these parties to address the Year 2000 issue, to convert their systems on a timely basis or effect a conversion that is compatible with our systems could have a material adverse effect on us. In addition, to the extent our customers are unable to access our web sites or automotive dealers are unable to access the system, these failures could harm our business, operating results and financial condition.


WE HAVE SUBSTANTIAL DISCRETION AS TO THE USE OF PROCEEDS OF THE OFFERING.


     Our management may spend the proceeds from this offering in ways which differ from the specific proposed uses described in this prospectus. We have also allocated a large portion of the proceeds from this offering to discretionary uses. Our shareholders may not agree with our spending decisions. See "Use of Proceeds."



             RISKS ASSOCIATED WITH OUR INTERNET SOLUTIONS BUSINESS


OUR FUTURE REVENUE IS UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     Our limited operating history and the emerging nature of the Internet solutions market makes it very difficult for us to accurately forecast our revenue. A number of factors are likely to cause fluctuations in our operating results, including but not limited to:

  - Internet growth;

  - demand for our services;

  - our ability to test, introduce and develop new services and enhance our clients' Internet solutions;

  - our ability to expand the breadth of services offered;

  - the amount and timing of operating costs and capital expenditures relating to expansion of our business;

  - the announcement or introduction of new or enhanced services by our competitors;

  - our ability to expand our market presence through relationships with third parties; and

  - our ability to acquire new or complementary businesses, products or technologies.

     Period-to-period comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to decline.

THE SUCCESS OF OUR BUSINESS IS DEPENDENT ON MARKET ACCEPTANCE OF OUR SERVICES.

     Our success will depend substantially upon the adoption of the Internet as an attractive platform for conducting business. If market acceptance is not forthcoming, our revenue may not grow and our prospects for earnings may suffer. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be reluctant to adopt a new strategy that could make their existing products and infrastructure obsolete. The Internet solutions business is dependent on companies realizing the benefits of supplementing or replacing traditional business models with a business transformation to e-business. It is difficult to predict the future growth rate, if any, and the size of the market for our services because the market for our services is new and evolving.

WE FACE SIGNIFICANT COMPETITION IN OUR MARKETS FROM A WIDE VARIETY OF
COMPETITORS.

     Competition in the e-business services industry is intense. We may not be able to successfully compete against our current or future competitors. An increasing number of competitors continue to enter the market in which we operate. There is a risk that our competitors may outperform us in many areas affecting our Internet solutions business. These areas include:

  - technology;

  - breadth of services offered;

  - creative and artistic ability;

  - marketing and distribution resources;

  - customer service and support; and

  - price for services.

     If any of our competitors outperform us in any of these areas, our revenue may decrease and our business may be negatively impacted. Many of our competitors have greater brand recognition, longer operating histories, a larger customer base and greater financial, marketing and other resources than we have. These factors may place us at a disadvantage when we respond to our customers' pricing strategies, technological advances and other initiatives.

     The market in which we operate is characterized by low financial barriers to entry and frequent introductions of new services and products. We expect competition in our business to increase significantly in the future. The intense level of competition in the Internet solutions business could harm our operating results and financial condition.

WE GENERALLY DO NOT HAVE LONG-TERM CONTRACTS AND NEED TO ESTABLISH RELATIONSHIPS WITH NEW CUSTOMERS.

     Our customers generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a customer may or may not engage us for further services after one or more segments of the NPact process is complete. For example, after the consultation phase of NPact is complete and we have determined what solution would be optimal, the customer may have another company build and manage the solution. The absence of long-term contracts and the need for new customers create an uncertain revenue stream, which could negatively affect our financial performance.

OUR FIXED PRICE CONTRACTS INVOLVE FINANCIAL RISK.

     Most of our contracts are currently on a fixed-price basis, rather than a "time and material" basis. We assume greater financial risk on fixed-price contracts than on "time and material" engagements. We have a limited history in estimating our costs for our fixed-price engagements. If we fail to estimate costs accurately or encounter unexpected problems, our business could be materially harmed.

                       RISKS ASSOCIATED WITH DRIVEOFF.COM

THE DRIVEOFF.COM BUSINESS MODEL IS NEW AND UNPROVED.


     DriveOff.com, our subsidiary, has a new business model that is unproved and its success will primarily depend on the willingness of consumers to purchase and lease cars completely online. Through operation of the CarWizard and LeaseSource web sites, DriveOff.com currently generates revenue through each referral that is made to participating dealers. In the fall of 1999 we intend to launch DriveOff.com's new web site, which will be based on a consumer-friendly model of automobile purchasing and leasing, in which revenue is almost exclusively generated from the completion of a sale or lease of a vehicle. We intend to launch the DriveOff.com web site initially in a limited number of states and to eventually expand to a nationwide presence. The existing model and its lead-based revenue stream will be largely discontinued as DriveOff.com expands its presence. Accordingly, the failure to generate sufficient revenues using the new consumer-centric model will negatively impact its business.


DRIVEOFF.COM HAS NO OPERATING HISTORY USING ITS NEW BUSINESS MODEL UPON WHICH TO BASE AN EVALUATION OF ITS BUSINESS AND PROSPECTS.

     DriveOff.com's potential for future profitability must be considered in light of the risks associated with a company that has not operated using its new business model. DriveOff.com faces uncertainties, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets like the market for Internet commerce. Furthermore, while many Internet commerce companies have grown in terms of revenue, few are profitable.

TO SUCCEED, DRIVEOFF.COM MUST ESTABLISH AND MAINTAIN A LARGE NETWORK OF PARTICIPATING AUTOMOBILE DEALERS.

     DriveOff.com will offer and arrange for the delivery of automobiles through local automobile dealers who have agreed to participate in IADMA LLC, a marketing association affiliated with DriveOff.com. DriveOff.com will only be able to offer its service in those geographic areas in which it has signed up a dealer for each automobile nameplate. To date, DriveOff.com has only signed up a limited number of dealers concentrated in five Western states. Even if DriveOff.com can initially sign up sufficient dealers, it will have to retain such participating dealers or add new dealers to reduce the effects of any turnover. DriveOff.com's revenues will be harmed if sufficient dealers cannot be attracted and retained. Factors which may affect our ability to attract and retain participating dealers include competition from other Internet automobile buying services, volume of sales and revenue derived through DriveOff.com, dealers' acceptance of the Internet as an attractive means for selling automobiles, and the ease of participating in the DriveOff.com service.

THE SUCCESS OF DRIVEOFF.COM IS DEPENDENT ON CONSUMERS AND AUTOMOTIVE DEALERS ACCEPTING THE INTERNET AS A METHOD OF PURCHASING AND LEASING AUTOMOBILES.

     The Internet represents a medium for automobile purchases, sales and leases which has only recently begun to develop. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products over the Internet are affected by a high level of uncertainty and there are few proven services.

     While DriveOff.com believes that its services offer significant advantages to consumers and automotive dealers, widespread acceptance of Internet commerce, in general, or of DriveOff.com's services, in particular, may not occur. Consumers have established habits for purchasing and leasing automobiles and may be reluctant to try a new and unproven buying method. The success of DriveOff.com assumes that consumers and automotive dealers will accept the Internet as a viable method of purchasing or selling and leasing automobiles.

THE ONLINE AUTOMOTIVE SOLUTIONS BUSINESS DEPENDS ON STRATEGIC RELATIONSHIPS WHICH DRIVEOFF.COM MAY NOT BE ABLE TO MAINTAIN IN THE FUTURE.


     DriveOff.com depends on strategic relationships to direct traffic to its automotive solutions web sites. These include online affinity partners, such as CBS Worldwide Inc. and X-Surf.com, and Internet portals, including WebCrawler. DriveOff.com cannot be certain that these parties will maintain their agreements with DriveOff.com. In addition, DriveOff.com must periodically renegotiate existing agreements and these negotiations could result in increased costs in future periods. DriveOff.com has received approximately 10% of its purchase requests through an Internet relationship with Excite Inc. The agreement with Excite extends to September 30, 1999 and pertains to automotive links published on WebCrawler. DriveOff.com will not maintain its relationship with Excite after September 30, 1999 and may not find alternative, comparable marketing partners capable of originating significant numbers of purchase requests on terms satisfactory to it.



     DriveOff.com develops new services by entering into alliances with other companies engaged in complementary businesses, including vehicle financing and leasing, and insurance. Some of these relationships may prohibit or limit DriveOff.com from referring consumers to other potential sources of financing. Therefore, DriveOff.com may be dependent on those companies with which it has developed strategic relationships. DriveOff.com cannot assure that any strategic relationships will continue or that it will be able to develop new strategic relationships.


DRIVEOFF.COM IS SUBJECT TO REGULATORY UNCERTAINTIES AND POTENTIAL GOVERNMENT REGULATION.


     DriveOff.com may be subject, both directly and indirectly, to various laws and regulations. Government authorities may also decide that federal and/or state automobile brokerage laws, insurance licensing laws, motor vehicle dealership laws or related consumer protection or product liability laws apply to aspects of DriveOff.com's business as well as DriveOff.com's relationship with IADMA. If any state imposes additional regulatory requirements on DriveOff.com, DriveOff.com may be required to modify its marketing programs in these states in a manner which may undermine the program's attractiveness to consumers.


     DriveOff.com may be required to obtain some licenses which may be an expensive and time-consuming process that could divert the efforts of management from day-to-day operations. Alternatively, if DriveOff.com determines that the licensing and related requirements are overly burdensome, it may elect to terminate operations in that state. In each case, DriveOff.com's business and financial condition could be adversely affected.


     DriveOff.com may decide to market insurance online, which may require it to be licensed under state insurance laws. The use of the Internet in the marketing of insurance products, however, is a relatively new practice. It is not clear whether or to what extent state insurance licensing laws apply to activities similar to DriveOff.com's business. If DriveOff.com is required to comply with these licensing laws, compliance could be costly or, potentially, impossible to achieve.


DRIVEOFF.COM MAY NOT BE ABLE TO CREATE NECESSARY LEVELS OF BRAND RECOGNITION OR EFFECTIVELY COMPETE WITH ITS COMPETITORS.



     DriveOff.com competes with a variety of Internet and traditional vehicle purchasing services and automotive brokers, many of which have substantially more capital, existing brand recognition, resources and access to additional financing. The market for Internet-based commercial services is new, and competition among commercial web sites is expected to increase significantly in the future. To compete successfully as an Internet-based commercial entity, DriveOff.com must significantly increase awareness of its services and brand name.


     DriveOff.com competes with other entities which maintain similar commercial web sites including Autobytel.com, AutoNation, AutoWeb.com, CarsDirect, Cendant AutoVantage and Microsoft CarPoint. Sites for electronic classified ads, as well as vehicle-related products and services, are also proliferating. DriveOff.com competes indirectly against vehicle brokerage firms and affinity programs offered by several companies. In addition, all major vehicle manufacturers have their own web sites and many have recently launched or announced plans to launch online buying services, including General Motors Corporation's BuyPower. DriveOff.com also competes with traditional automobile dealerships.

     DriveOff.com also competes with vehicle insurers, lenders and lessors as well as other dealers that are not part of the IADMA network. These companies may already maintain or may introduce web sites that will compete with our web sites.

     The importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of DriveOff.com's brands will depend largely on its ability to obtain a leadership position in Internet automobile commerce.

DRIVEOFF.COM'S QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

     DriveOff.com's quarterly operating results may fluctuate due to many factors affecting its online automotive solutions business. If revenue does not increase faster than expenses, DriveOff.com's financial condition will be materially harmed. Other factors that may adversely affect its quarterly operating results include:

  - the ability of IADMA to retain existing dealers and attract new dealers;

  - the ability to maintain dealer and customer satisfaction;

  - the announcement or introduction of new or enhanced sites, services and products by DriveOff.com's competitors;

  - general economic conditions and economic conditions specific to the Internet, online commerce or the automobile industry;

  - the usage levels of online services and consumer acceptance of the Internet and commercial online services for the purchase of consumer products and services like those offered by DriveOff.com;

  - the ability to upgrade and develop systems and infrastructure and to attract new personnel in a timely and effective manner;

  - the level of traffic to DriveOff.com's web sites and other sites that refer traffic to those web sites;

  - technical difficulties, system downtime or Internet brownouts;

  - the amount and timing of operating costs and capital expenditures relating to expansion of the business, operations and infrastructure; and

  - governmental regulation.


     To date, the quarter-to-quarter growth in revenue from our automotive solutions business, which has been consolidated into DriveOff.com, has offset any effects due to seasonality. However, seasonality in the automotive industry, Internet and commercial online service usage, and advertising expenditures are likely to cause fluctuations in DriveOff.com's operating results and could harm the business. DriveOff.com anticipates that purchase requests will typically increase during the first and third fiscal quarters when new vehicle models are introduced and will typically decline during the second and fourth quarters. Internet and commercial online service usage and the growth rate of that usage typically declines during the summer.


DRIVEOFF.COM'S SUCCESS WILL LARGELY BE A FUNCTION OF THE OVERALL STRENGTH OF THE AUTOMOBILE INDUSTRY.


     The overall strength of the automotive industry will significantly impact the revenue DriveOff.com derives from its automotive related vendors and consumer traffic to our web sites. The automotive industry is cyclical due in part to changes in national and global economic forces. Sales of vehicles in the United States have been at historically high levels during recent years. There is no assurance that the sales of vehicles will remain at their current levels. A decrease in the current level of vehicle sales could negatively impact DriveOff.com's financial condition. In addition, labor problems in the automobile industry, such as strikes, may have a negative impact on the ability of IADMA member dealers to deliver automobiles. The failure to timely deliver automobiles may have a negative impact on DriveOff.com's financial condition.

                  RISKS ASSOCIATED WITH NAVIDEC'S COMMON STOCK

FUTURE SALES OF COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.


     The market price of our common stock could decline as a result of sales of a substantial number of shares of our common stock in the market after this offering, or the perception that such sales could occur. These sales might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have 9,893,614 outstanding shares of common stock. The 2,500,000 shares of common stock being offered by this prospectus, as well as up to an additional 375,000 shares that may be issued to cover any underwriters' over-allotments, will be freely tradeable.



     As of June 30, 1999, options to purchase a total of 1,224,070 shares of common stock were outstanding, 577,070 of which are currently exercisable. Shares issued upon the exercise of stock options will be eligible for resale in the public market from time-to-time.


     As of June 30, 1999, warrants to purchase 508,490 shares of common stock were outstanding, all of which are currently exercisable.


     Our directors and officers, who have beneficial ownership of 1,726,446 shares in the aggregate, have entered into lock-up agreements in which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of our underwriters for a period of 180 days from the date of this prospectus.



     We expect to issue 380,000 shares of common stock to Wells Fargo during September 1999. In addition, pursuant to the $6.2 million promissory note we issued to Wells Fargo, Wells Fargo may, at its option, elect to convert the note into 620,000 shares of our common stock. Wells Fargo has demand and "piggyback" registration rights with respect to these shares.



     In connection with the Wells Fargo transaction, First Security Van Kasper will receive a warrant to purchase 125,000 shares of common stock at an exercise price of $9.44 per share. First Security Van Kasper will receive "piggyback" registration rights with respect to these shares.


THE PRICE OF OUR COMMON STOCK IS VOLATILE AND MAY BE AFFECTED BY NUMEROUS MARKET CONDITIONS BEYOND OUR CONTROL.

     Our stock price has been highly volatile since our initial public offering in February 1997. We expect this volatility to continue in the future due to a variety of factors, including:

  - quarterly variations in actual or anticipated results of our operations;

  - analysts' earnings estimates;

  - announcements of technological innovations or new products or services by us or our competitors;

  - general conditions in the Internet or other high computer technology industries; and

  - general economic conditions.

     In addition, the securities markets frequently experience extreme price and volume fluctuation which affect market prices for securities of companies generally, and technology companies in particular. These fluctuations are often unrelated to the operating performance of the affected companies. Broad market fluctuations may adversely affect the market price of our common stock.

     The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, those companies' stocks have also been highly volatile and have recorded lows well below those historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

     In the past, following periods of high volatility in a particular company's securities, securities class action litigation has been brought against the company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on our business.

INVESTORS WILL EXPERIENCE IMMEDIATE DILUTION.


     Based on a closing price per share for our common stock as of September 21, 1999, the price per share in this offering will exceed the pro forma net tangible book value per share. Accordingly, investors purchasing shares in this offering will incur immediate and substantial dilution of approximately $5.34 in the pro forma net tangible book value per share of the common stock from the $11.00 price per share paid for the common stock. To the extent outstanding options and warrants to purchase common stock are exercised, there will be further dilution. See "Dilution."

                             ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

     This preliminary prospectus must be completed before this offering is completed. Except as otherwise provided, in this prospectus, "Navidec," "we," "us," and "our" refer to Navidec, Inc., a Colorado corporation.

                                USE OF PROCEEDS


     We are offering a total of 2,500,000 shares in this offering. Using an assumed public offering price of $11.00 per share, we estimate the net proceeds from the offering to be approximately $24.6 million, or $25.9 million if the underwriter exercises its over-allotment option in full (and the selling shareholders sell 250,000 shares to the underwriters), assuming an offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and expenses of the offering. We will not receive any proceeds from the sale of common stock by some of our shareholders, who may sell up to 250,000 shares of common stock if the underwriters exercise their over-allotment option.


     We plan to use the net proceeds from the offering in the manner and approximate amount indicated below.


Marketing expenses..........................................    $ 7,000,000
Product development expenses................................      6,000,000
Regional expansion of sales and marketing offices...........      2,500,000
Expand information technology infrastructure................      2,000,000
Relocation of our business to a larger facility.............      1,000,000
Working capital and other general corporate needs, including
  possible strategic acquisitions...........................      6,075,000
                                                                -----------
     Total net proceeds.....................................    $24,575,000
                                                                ===========



     We intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities pending our planned uses for the proceeds. Management will have broad discretion in the application of the proceeds allocated to working capital and other corporate needs. Although working capital may include strategic acquisitions, we are not engaged in any acquisition negotiations as of the date of this prospectus, nor have we allocated any portion of the net proceeds for any specific acquisitions.


     In connection with the Wells Fargo transaction, we will receive $10.0 million and DriveOff.com will receive $15.0 million. We intend to use the proceeds of these transactions for working capital and other general corporate needs.

                        PRICE RANGE OF OUR COMMON STOCK


     Our common stock commenced trading on the Nasdaq SmallCap Market under the symbol "NVDC" on February 11, 1997. We have applied for listing of our common stock on the Nasdaq National Market after this offering under the same symbol, "NVDC." The following table shows the high and low bid prices of our common stock for the periods presented. The quotations shown below reflect bid prices on the Nasdaq SmallCap Market.


                                                              HIGH      LOW
                                                              ----      ---
Year Ended December 31, 1997:
  First Quarter.............................................  $ 5 3/4   $5
  Second Quarter............................................    6 1/8    3 1/8
  Third Quarter.............................................    6 1/2    5
  Fourth Quarter............................................    7 3/8    4 1/16
Year Ended December 31, 1998:
  First Quarter.............................................  $ 6 7/8   $2 5/8
  Second Quarter............................................    6 7/8    5 3/4
  Third Quarter.............................................    7 3/16   2
  Fourth Quarter............................................    6 3/8    2
Year Ending December 31, 1999:
  First Quarter.............................................  $19 1/16  $5 1/16
  Second Quarter............................................   15        8


     The closing price of our common stock on September 21, 1999 was $11.00.

                                DIVIDEND POLICY

     We have not declared any cash dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that our board of directors deems relevant.

                                 CAPITALIZATION


     The following table shows our capitalization as of June 30, 1999. Our capitalization is presented on an actual basis, on a pro forma basis to reflect the $25.0 million investment made by Wells Fargo, less transactions costs (see "Recent Developments"), and on a pro forma as further adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 2,500,000 shares of common stock offered in this offering at an assumed public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.



                                                       AS OF JUNE 30, 1999
                                               -----------------------------------
                                                           (UNAUDITED)
                                                                        PRO FORMA
                                                                        AS FURTHER
                                                ACTUAL     PRO FORMA     ADJUSTED
                                               --------    ---------    ----------
                                                     (DOLLARS IN THOUSANDS)
Short-term borrowings, including current
  portion of long-term indebtedness..........  $    236    $    236      $    236
                                               ========    ========      ========
Capital lease obligations....................       305         305           305
Convertible debt.............................        --      20,370        20,370
Shareholders' equity:
  Common stock, no par value, 20,000,000
     shares authorized; 7,393,614
     outstanding, actual; 7,773,614
     outstanding, pro forma; and 10,273,614
     outstanding, pro forma as further
     adjusted................................    27,526      30,957        55,532
  Warrants for common stock..................       364       1,264         1,264
  Accumulated deficit........................   (11,513)    (11,513)      (11,513)
                                               --------    --------      --------
     Total shareholders' equity..............    16,377      20,708        45,283
                                               --------    --------      --------
          Total capitalization...............  $ 16,682    $ 41,383      $ 65,958
                                               ========    ========      ========


     Please read this capitalization table together with the sections of this prospectus entitled "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included in this prospectus.

                                    DILUTION


     Our pro forma net tangible book value as of June 30, 1999 was $38.7 million, or approximately $4.46 per share. Pro forma net tangible book value represents the amount of tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming closing of the $25.0 million Wells Fargo investment in us and the immediate conversion of both the $15.0 million and $6.2 million promissory notes and the exercise of warrants issued relating to this transaction. Without taking into account any other changes in the net tangible book value after June 30, 1999, other than the sale of the shares offered hereby at an assumed offering price of $11.00 per share, our pro forma as further adjusted net tangible book value as of June 30, 1999 would have been $63.3 million, or $5.66 per share. The pro forma as further adjusted net tangible book value assumes that the proceeds of this offering to us, net of offering expenses and underwriting discount, will be approximately $24.6 million. This represents an immediate increase in net tangible book value to existing shareholders attributable to new investors of $1.20 per share and the immediate dilution of $5.34 per share to new investors. The following table illustrates this per share dilution:



Assumed public offering price per share.....................          $11.00
  Pro forma net tangible book value per share before this
     offering...............................................  $4.46
  Increase per share attributable to new investors..........   1.20
                                                              -----
Pro forma as further adjusted net tangible book value per
  share after this offering.................................            5.66
                                                                      ------
Dilution per share to new investors.........................          $ 5.34
                                                                      ======


     The foregoing discussion and table assumes no exercise of the underwriters' over-allotment option or of any outstanding stock options or warrants after June 30, 1999.

     As of June 30, 1999, there were options outstanding to purchase 1,224,070 shares of common stock at a weighted average exercise of $4.44 per share, warrants outstanding to purchase 508,490 shares of common stock at a weighted average exercise price of $5.71 per share, and 588,935 additional shares reserved for future grants under our stock option plans. To the extent that any of these options are exercised, there will be further dilution to new investors.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     We derived the selected consolidated historical financial data presented below from our consolidated historical financial statements and related notes included in another part of this prospectus. You should read the selected financial data together with our consolidated historical financial statements and the section of the prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Our financial statements for the years ended December 31, 1997 and December 31, 1998 appearing in this prospectus have been audited by Hein + Associates, LLP and Arthur Andersen LLP, respectively, to the extent and for the periods indicated in their reports. Our financial statements for the six months ended June 30, 1998 and June 30, 1999 are unaudited, and in our opinion include all adjustments, consisting of normal adjustments, necessary for a fair presentation of the results for the unaudited period. You should not rely on interim results as being indicative of results we may expect for the full year.

CONSOLIDATED STATEMENT OF OPERATIONS:

The following statement of operations data is presented:


  - on an actual basis; and



  - on a pro forma basis to reflect the $25.0 million investment made by Wells Fargo, less transaction costs of $1.2 million (see "Recent Developments"), as if the transaction closed at the beginning of the period presented.



                                                                                    SIX MONTHS
                                                                YEARS ENDED            ENDED
                                                               DECEMBER 31,          JUNE 30,
                                                             -----------------   -----------------
                                                              1997      1998      1998      1999
                                                             -------   -------   -------   -------
                                                                                    (UNAUDITED)
REVENUE:
Internet solutions.........................................  $ 2,359   $ 5,443   $ 1,839   $ 5,601
Online automotive solutions................................      223       939       504     1,582
Product distribution.......................................    3,426     2,173     1,196     1,050
                                                             -------   -------   -------   -------
    Total revenue..........................................    6,008     8,555     3,539     8,233
Cost of revenue............................................    4,219     5,870     2,339     5,016
                                                             -------   -------   -------   -------
Gross profit...............................................    1,789     2,685     1,200     3,217

OPERATING EXPENSES:
Product development........................................    1,662     1,834       642     1,520
General and administrative.................................    2,468     3,479     1,341     2,156
Selling and marketing......................................      237       921       247     2,016
Impairment of goodwill.....................................    1,305        --        --        --
                                                             -------   -------   -------   -------
    Total operating expenses...............................    5,672     6,234     2,230     5,692
Loss from operations.......................................   (3,883)   (3,549)   (1,030)   (2,475)
Other (expense) income.....................................     (224)     (384)       (9)      113
                                                             -------   -------   -------   -------
Net loss...................................................  $(4,107)  $(3,933)  $(1,039)  $(2,362)
                                                             =======   =======   =======   =======
Net loss per share, basic and diluted......................  $ (1.47)  $ (1.10)  $ (0.30)  $ (0.37)
                                                             =======   =======   =======   =======
Weighted average shares outstanding........................    2,800     3,578     3,410     6,353

Pro forma net loss.........................................                                $(2,840)
                                                                                           =======
Pro forma net loss per share, basic and diluted............                                $ (0.42)
                                                                                           =======
Pro forma weighted average shares outstanding..............                                  6,733

CONSOLIDATED BALANCE SHEETS:

The following balance sheet data is presented:

  - on an actual basis;


  - on a pro forma basis to reflect the $25.0 million investment made by Wells Fargo, less transaction costs of $1.2 million; and



  - on a pro forma as further adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 2,500,000 shares of common stock offered in the offering at an assumed public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.



                                                         AS OF JUNE 30, 1999
                                                  ----------------------------------
                                                             (UNAUDITED)
                            AS OF DECEMBER 31,                            PRO FORMA
                            ------------------                            AS FURTHER
                             1997       1998      ACTUAL     PRO FORMA     ADJUSTED
                            -------    -------    -------    ---------    ----------
Cash and cash
  equivalents.............  $  369     $  711     $12,785     $36,585      $61,160
Working capital...........     678        286      14,457      38,257       62,832
Total assets..............   3,099      5,265      18,070      43,070       67,645
Long-term liabilities, net
  of current portion......     310         94         305      20,675       20,675
Shareholders' equity......   1,550      1,799      16,377      20,708       45,283

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Historical Financial Data" and our consolidated financial statements and notes included elsewhere in this prospectus. Our actual results could differ materially from those anticipated or implied by the forward-looking statements discussed here. Factors that could cause or contribute to differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this prospectus. We urge prospective investors to exercise caution and not to place undue reliance on any such forward-looking statements. Forward-looking statements contained in this prospectus speak only as of the date made, and we do not intend to update these statements after the offering.

OVERVIEW

     We are a provider and incubator of innovative e-businesses solutions and services. We provide e-business services to a wide range of customers, from start-up enterprises to Fortune 1000 businesses. Our services enable our customers to transform their Internet operations from a basic web presence into an integrated e-business.


     We were organized in July 1993 as a value-added reseller of computer products under the name ACI Systems, Inc. In July 1996, we merged with Interactive Planet, Inc., a designer and developer of Internet web sites and subsequently changed our name to Navidec, Inc. In July 1997, we acquired TouchSource, Inc., a designer and developer of interactive kiosks. Through the merger and the acquisition, we significantly enhanced our business model by combining expertise in traditional marketing and distribution and Internet/Intranet technology. In December 1998, we merged with CarWizard.com and LeaseSource.com, two prominent online automotive sites, in order to expand our online automotive presence.


     Currently, we derive revenue from three divisions: Internet solutions, online automotive solutions and product distribution. The majority of our Internet solutions revenue is generated from fixed-price, fixed-time contracts. We consider many factors in developing the fixed-price and fixed-time of a contract, including the technical complexity of the engagement, the resources required to complete the engagement and the extent to which we will be able to deploy internally developed software tools to deliver the solution. Since most of our solutions are delivered within a 90 to 120-day time frame, revenue is recognized using percentage-of-completion accounting based on the ratio of labor hours incurred as compared to the estimated total labor hours needed to complete the engagement. We plan to expand our Internet solutions services offerings to incorporate applications management and hosting services, which will generate recurring revenues.


     Our online automotive solutions revenue is primarily derived from the sale of leads generated by our CarWizard.com, LeaseSource.com and USWheels.com web sites. During the second quarter of 1999, we contributed substantially all of the assets associated with our online automotive solutions division to a new subsidiary, DriveOff.com, Inc. Currently, we are selling sales leads to dealers; however, following the expected launch of DriveOff.com's web site in the fall of 1999, we will change our revenue model. DriveOff.com expects to enter into an exclusive contract with the IADMA. Under the terms of the proposed contract, all vehicle transactions generated by DriveOff.com will be delivered to IADMA member dealers in return for a monthly marketing fee. In addition, DriveOff.com will earn a fee for each lease or loan associated with an IADMA supplied automobile. DriveOff.com will also earn various fees from the sale of after-market products such as credit life insurance, gap insurance and warranties. We are currently considering strategic alternatives for DriveOff.com, which may include an initial public offering, a spinoff, a joint venture or sale of all or a substantial portion of DriveOff.com to an unrelated third party or maintenance of our current ownership.


     Our product distribution business generates revenue through the resale of third party software and hardware components, graphical printers and supplies. Since product distribution is not related to our core strategy, we expect that revenue from this business will become a smaller percentage of total revenue as our Internet and online automotive solutions businesses continue to grow.


     Our operating expenses consist of product development costs, general and administrative expenses and selling and marketing expenses. Product development costs include salaries and out-of-pocket expenses incurred in developing new technologies for our own use and for future customer applications generally, as opposed to customer-specific development expenses. General and administrative expenses consist primarily of salary and benefit expenses for our 100 employees. It also includes lease expenses associated with our office facility and various equipment. Selling and marketing expenses includes advertising costs, costs associated with participation in trade shows and related travel expenses.


RESULTS OF OPERATIONS AS A PERCENTAGE OF REVENUES


                                                                               SIX MONTHS
                                                               YEARS ENDED        ENDED
                                                              DECEMBER 31,      JUNE 30,
                                                              -------------   -------------
                                                              1997    1998    1998    1999
                                                              -----   -----   -----   -----
REVENUE:
Internet solutions..........................................   39.3%   63.6%   52.0%   68.0%
Online automotive solutions.................................    3.7    11.0    14.2    19.2
Product distribution........................................   57.0    25.4    33.8    12.8
                                                              -----   -----   -----   -----
    Total revenue...........................................  100.0   100.0   100.0   100.0
Cost of revenue.............................................   70.2    68.6    66.1    60.9
                                                              -----   -----   -----   -----
Gross margin................................................   29.8    31.4    33.9    39.1

OPERATING EXPENSES:
Product development.........................................   27.7    21.4    18.1    18.5
General and administrative..................................   41.1    40.7    37.9    26.2
Selling and marketing.......................................    3.9    10.8     7.0    24.5
Impairment of goodwill......................................   21.7      --      --      --
                                                              -----   -----   -----   -----
    Total operating expenses................................   94.4    72.9    63.0    69.1
Loss from operations........................................  (64.6)% (41.5)% (29.1)% (30.1)%


SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 1998

     Revenue for the six months ended June 30, 1999 increased 132.6% over the same period in 1998, from $3.5 million to $8.2 million. The increase was due to increased revenue from our Internet solutions and online automotive solutions businesses.

     Internet solutions revenue for the six months ended June 30, 1999 increased 204.6% over the same period in 1998, from $1.8 million to $5.6 million. The increase in Internet solutions revenue was primarily due to increased project size as we continued to perform more complex and comprehensive solutions for our clients.


     Online automotive solutions revenue for the six months ended June 30, 1999 increased 213.9% over the same period in 1998, from $504,000 to $1.6 million. The increase in online automotive solutions revenue was a result of increased traffic to our web sites and a corresponding increase in purchase requests and advertising revenue. In addition, our automotive solutions division's online presence increased from four sites as of June 30, 1998 to 14 as of June 30, 1999. This increase resulted in 64,000 automotive purchase requests for the six months ended June 30, 1999 versus 3,000 purchase requests for the same period of 1998. Page views for the six months ended June 30, 1999 were 56.4 million as compared to 865,000 for the same period of 1998. For the six months ended June 30, 1999, our online automotive solutions division's web sites attracted 3.6 million unique visitors, versus 96,000 for the same period of 1998.


     Revenue from our product distribution division for the six months ended June 30, 1999 decreased by 12.2% over the same period of 1998, from $1.2 million to $1.0 million. The decrease in sales was due to our decision to focus less on product distribution and devote more resources to Internet solutions and online automotive solutions.


     Gross profit increased $2.0 million, or 168.1%, from $1.2 million for the six months ended June 30, 1998 to $3.2 million for the same period in 1999. As a percent of revenue, gross margin increased from 33.9% to 39.1% as a result of a changing mix of sales. Gross margin for our online automotive solutions division increased from 77.4% for the six months ended June 30, 1998 to 79.4% for the same period in 1999. Gross margin for our Internet solutions division increased from 27.7% for the six months ended June 30, 1998 to 30.0% for the same period in 1999. The increase was primarily due to our ability to reuse previously developed system components in new projects, which resulted in higher gross margins for the subsequent projects.


     Product development costs increased $878,000, or 136.8%, from $642,000 for the six months ended June 30, 1998 to $1.5 million for the same period in 1999. As a percentage of revenue, product development costs increased from 18.1% to 18.5%. Product development costs are projected to increase during the remainder of 1999 as we expand our inventory of reusable products.


     General and administrative expenses increased $815,000, or 60.8%, from $1.3 million for the six months ended June 30, 1998 to $2.2 million for the same period in 1999. General and administrative expenses decreased as a percentage of revenue from 37.9% for the six months ended June 30, 1998 to 26.2% for the same period in 1999, due to the fixed nature of a large percentage of these expenses. General and administrative expenses in 1999 are projected to increase over 1998 expense levels but are projected to decrease as a percentage of sales for the year.


     Selling and marketing expenses increased $1.8 million from $247,000, or 7.0% of revenue, for the six months ended June 30, 1998 to $2.0 million, or 24.5% of revenue, for the same period in 1999. The increase in sales and marketing expenses is the result of our attempt to expand brand recognition and is projected to increase in 1999 as we expand our marketing for our Internet solutions services and DriveOff.com.

     Other income was $113,000 for the six months ended June 30, 1999, an increase from other expense of $9,000 for the same period of 1998. The increase was a result of decreased borrowings and increased interest income from larger cash balances.


YEARS ENDED DECEMBER 31, 1998 AND 1997

     Revenue for 1998 increased 42.4% over 1997 revenues, from $6.0 million to $8.6 million. The increase was primarily a result of increased sales by our Internet solutions and online automotive solutions divisions. Internet solutions revenue increased 130.7% over 1997 revenue, from $2.4 million to $5.4 million. Online automotive solutions revenue increased 321.1% over 1997 revenue, from $223,000 to $939,000. The increase in those two areas was primarily due to increased customer demand and marketing activities. Our online automotive solutions division's online presence increased from one site at the end of 1997 to 14 sites at the end of 1998. This increase resulted in automotive purchase requests increasing from 351 during 1997 to more than 18,000 during 1998.

     Product distribution revenue decreased $1.3 million or 36.6%, from $3.4 million in 1997 to $2.2 million in 1998. The decrease in revenues was due to our decision to discontinue distribution of certain less profitable products.

     Gross profit increased $896,000, or 50.1%, from $1.8 million in 1997 to $2.7 million in 1998. As a percentage of revenue, gross profit increased from 29.8% to 31.4%. The increase in our gross margin was a result of increased revenue in online automotive solutions. Online automotive solutions had a gross margin of 74.1% in 1998, while our Internet solutions division had a gross margin of 26.3% and our products distribution division had gross margin of 25.5% for the same period.


     Product development costs increased $172,000, or 10.3%, from $1.7 million in 1997 to $1.8 million in 1998. As a percentage of revenue, product development costs decreased from 27.7% to 21.4% in 1998.



     General and administrative expenses increased $1.0 million, or 41.0%, from $2.5 million in 1997 to $3.5 million in 1998. As a percentage of revenue, general and administrative expenses decreased slightly from 41.1% in 1997 to 40.7% in 1998. The increase in expenses was primarily due to increased personnel expenses and increased legal expenses related to merger negotiations which were discontinued in 1998.



     Selling and marketing expenses increased $684,000 from $237,000, or 3.9% of revenue, in 1997 to $921,000, or 10.8% of revenue in 1998. This increase was primarily due to increased marketing activities.


     During 1997 we recorded a one-time $1.3 million expense for the impairment of goodwill. The goodwill was the result of our merger with Interactive Planet, Inc. in 1996 and the acquisition of TouchSource, Inc. in 1997.

     Net interest expense for 1998 increased 75.4% over 1997 net interest expense, from $236,000 to $414,000. The increase was a result of increased borrowings to fund our growth.

QUARTERLY OPERATING RESULTS

     The following table presents certain unaudited financial data for our eight most recent quarters. This information has been derived from unaudited consolidated historical financial statements and has been prepared on the same basis as the audited consolidated financial statements contained in this prospectus. In our opinion, these figures include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information for the period presented. The data should be read in conjunction with our consolidated historical financial statements and notes included in this prospectus. Our operating results for any period are not necessarily indicative of results to be expected for any subsequent period.


                                                                         QUARTERS ENDED
                                     ---------------------------------------------------------------------------------------
                                     SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                       1997        1997       1998       1998       1998        1998       1999       1999
                                     ---------   --------   --------   --------   ---------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue............................   $1,926     $ 1,130     $1,702     $1,837     $2,139     $ 2,877     $4,457    $ 3,776
Gross profit.......................      618         145        647        553        745         740      1,689      1,529
Loss from operations...............     (350)     (2,568)      (465)      (565)      (521)     (1,998)      (767)    (1,707)
Net loss...........................     (359)     (2,538)      (481)      (558)      (617)     (2,277)      (762)    (1,600)
Net loss per share.................    (0.12)      (0.87)     (0.15)     (0.16)     (0.17)      (0.63)     (0.14)     (0.22)



     Revenue decreased for the quarter ended December 1997 from the previous quarter due to an effort to develop the automotive business combined with limited resources to continue to build the Internet solutions business. Revenue decreased in the quarter ending June 1999 from the previous quarter due to an unusually large contract from Verio for $1.2 million recognized in March 1999. In addition, we experienced significant one-time operating expenses in the fourth quarter of 1997, due to the write-off of goodwill. In the fourth quarter of 1998, we experienced a significant increase in operating expenses due to new marketing programs.


LIQUIDITY AND CAPITAL RESOURCES

     From our inception through June 30, 1999, we funded our operations primarily from the following sources:

  - equity investments through our initial public offering and subsequent private placements of our securities;


  - revenue generated from operations;


  - loans from principal shareholders and employees;

  - lines of credit; and

  - accounts receivable factoring arrangements made available by banks.


     As of June 30, 1999, we had cash and cash equivalents of $12.8 million and net working capital of $14.5 million. This compares with cash and cash equivalents of $711,000 and net working capital of $286,000 as of December 31, 1998 and cash and cash equivalents of $369,000 and a working capital $678,000 as of December 31, 1997. In March 1999, we completed a warrant call that generated net proceeds of approximately $13.8 million. During the remainder of 1999 we expect to have capital expenditures of approximately $1.2 million for DriveOff.com and $800,000 for Internet solutions. These capital expenditures will further implement the DriveOff.com business model and increased network activities for our Internet solutions business.



     Cash used in our operating activities totaled $3.3 million for the six months ended June 30, 1999 versus $942,000 for the six months ended June 30, 1998 and $3.0 million for fiscal 1998 versus $3.7 million for fiscal 1997. Cash used in our investing activities totaled $581,000 for the six months ended June 30, 1999 versus $430,000 for the six months ended

June 30, 1998 and $470,000 for fiscal 1998 versus $500,000 for fiscal 1997. Cash used in our investing activities during those periods consisted primarily of expenditures for property and equipment. In connection with the Wells Fargo investment, Wells Fargo received a $620,000 promissory note from us and a $15.0 million promissory note from DriveOff.com, which is guaranteed by us.



     Cash provided by our financing activities was $16.0 million during the six months ended June 30, 1999. That amount was raised primarily through the issuance of our common stock as a result of the exercise of warrants and options, which generated $16.9 million. Cash used in financing activities for the quarter ended June 30, 1999 consisted of advances from factoring arrangements of $257,000, less repayments of $460,000, and the repayment of notes payable of $748,000. Cash provided by our financing activities was $3.9 million in fiscal 1998. This compares to cash provided by our financing activities in fiscal 1997 of $4.3 million. In connection with the Wells Fargo transaction, in September 1999 we expect to receive approximately $23.8 million. We plan to fund our operations during 1999 with funds from this offering, funds from the Wells Fargo transaction, funds from continuing operations and funds from the recent call of our warrants.


     We believe that our available cash resources, combined with the net proceeds of this offering and the Wells Fargo transaction, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. If, however, our capital requirements or cash flow vary materially from our current projections or if unforeseen circumstances occur, we may require additional financing sooner than we anticipate. Failure to raise necessary capital could restrict our growth, limit our development of new products and services or hinder our ability to compete. See "Risk Factors -- We may be required to seek additional financing. If additional financing is not available to us, we may have to curtail our operations."


     Through June 30, 1999, we had net operating loss carryforwards of $9.5 million. Our ability to utilize these net operating loss carryforwards to offset future taxable income will be significantly limited by certain provisions of the Internal Revenue Code of 1986, and, in particular, Section 382 of the Code relating to certain ownership changes of corporations which have losses. We believe that it is more likely than not that the benefits of these net operating loss carryforwards will not be realized. Accordingly, a valuation allowance has been recorded against the entire deferred tax asset as of December 31, 1998 in our financial statements for the period then ended.


YEAR 2000 COMPLIANCE

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, such computer applications could fail or create erroneous results by or at the Year 2000. We are currently identifying which of our information technology and non-information technology systems will be affected by Year 2000 issues.

     Our Year 2000 compliance program consists of three phases: identification and assessment, remediation and testing. For any given system, the phases occur in sequential order, from identification and assessment of Year 2000 problems, to remediation and, finally, to testing our solutions. However, as we acquire additional businesses, each information technology and non-information technology system of the acquired business must be independently identified and assessed. As a result, all three phases of our Year 2000 compliance program may occur simultaneously as they relate to different systems. Each phase may have a varying timetable to completion, depending upon the system and the date when a particular business was acquired by us.

     We have completed the identification and assessment of most of our information technology systems, and those systems address or have been modified to address Year 2000 problems. We will continue to assess the information technology systems of businesses that we may acquire in the future. We are in the identification and assessment phase with respect to non-information technology systems of currently-owned businesses. We have received assurances from our vendors and suppliers that their products and businesses are Year 2000 compliant. However, we have no direct control over these third parties and cannot assure you that any third-party software and hardware systems will be timely converted. The failure of certain individual vendors or suppliers, or a combination of vendors or suppliers, to make their systems Year 2000 compliant could have a material adverse effect on our financial results.

     We anticipate completing all phases of our Year 2000 compliance program by September 30, 1999, with the possible exception of the remediation and testing phases for certain of our non-information technology systems.

     In addition, we rely on third party network infrastructure providers to gain access to the Internet. If such providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide our services could be impaired, which could harm our business, financial condition and operating results.

     Our costs to date for our Year 2000 compliance program have not been material. Although we have not completed our assessment of non-information technology systems, we do not currently believe that the future costs associated with our Year 2000 compliance program will be material.

     We are currently unable to determine our most reasonably likely worst case Year 2000 scenario, because we have not identified and assessed all of our non-information technology systems. Because most of our information technology systems address or have been modified to address Year 2000 problems and because we do not have significant non-information technology systems, we do not anticipate that the Year 2000 will have a significant impact on our operations. However, a failure to address all of our Year 2000 issues successfully could have a material adverse effect on our business, results of operations and financial condition.

OTHER RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of such software. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 in fiscal 1999 did not have a material impact on the financial statements.

     In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." In general, SOP No. 98-5 requires costs of start-up activities and organization costs to be expensed as incurred and specifies that initial application of SOP No. 98-5 should be reported as the cumulative effect of a change in accounting principle. The provisions of

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

SOP No. 98-5 are effective for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-5 in fiscal 1999 did not have a material impact on the financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We are required to adopt SFAS No. 133, as amended by SFAS No. 137 in June 1999, in the year ended December 31, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. We do not believe adoption of SFAS No. 133 will have a material impact upon its financial statements.

                 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
                                  MARKET RISK

INTEREST RATE

     Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio and long-term debt obligations. We do not use derivative financial instruments in our investment portfolio. We place our investments with high credit quality issuers to minimize principal loss, default risk, market risk and reinvestment risk. As of June 30, 1999, our investments consisted of short-term money market funds and commercial paper.

     Our interest expense is sensitive to changes in the general level of U.S. interest rates. Our debt is fixed rate in nature and mitigates the impact of fluctuations in interest rates. The fair value of our debt approximates the carrying amount at June 30, 1999. We believe the potential effects of near-term changes in interest rates on our fixed rate debt is not material.

INFLATION

     We do not believe that inflation will have a material impact on our future operations.

                              RECENT DEVELOPMENTS

     On July 23, 1999, we entered into an agreement with WFC Holdings Corporation, a subsidiary of Wells Fargo & Company, which provides for the issuance of 380,000 shares of our common stock to Wells Fargo, at a price of $10.00 per share, and a $6.2 million promissory note which is convertible into 620,000 shares of voting and non-voting common stock. The note is convertible at any time, at the option of Wells Fargo, and automatically converts into non-voting common stock upon the amendment of our Articles of Incorporation to create a class of non-voting common stock, which is convertible at the option of Wells Fargo, into voting common stock.

     The note bears interest at an annual rate of three percent and, unless converted, is payable in full on December 31, 2004. In the event that the note is converted, all accrued interest will be forgiven. In addition to customary default provisions, the note allows Wells Fargo to demand repayment of the principal and accrued interest if our Articles of Incorporation have not been amended to authorize non-voting common stock by December 31, 2000. Alternatively, if our Articles of Incorporation have not been amended by December 31, 2000, Wells Fargo may require us to redeem the note at a price based on the average closing price of our common stock in the ten days preceding the notice of redemption.

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


     The closing of the transaction, which we expect to occur in September 1999, is conditioned upon, among other things, a simultaneous investment by Wells Fargo in DriveOff.com and the completion of a Master Consulting Agreement under which Wells Fargo will engage us to perform Internet services of at least $2.0 million over the next 24 months, a Software License Agreement and a Co-Branding Agreement. Under the Co-Branding Agreement, we will develop a "co-branded" affinity web site for Wells Fargo that will utilize the DriveOff.com automobile purchasing solution and provide Wells Fargo with exclusive rights to underwrite all related financing. Under the Software License Agreement, we will license certain software technology to Wells Fargo for use in the possible development of a stand-alone Wells Fargo automobile purchasing web site. We will receive a royalty from Wells Fargo for each transaction that is initiated through a stand-alone Wells Fargo web site.


     The issuance of our common stock and the convertible note to Wells Fargo will take place outside of this offering in a private transaction. We have granted Wells Fargo demand and "piggyback" registration rights with respect to our shares it receives in this transaction. The impact of the Wells Fargo transaction is reflected in the pro forma financial information contained in this prospectus.

     The investment by Wells Fargo in DriveOff.com provides for the issuance of a $15.0 million convertible promissory note by DriveOff.com to Wells Fargo. The note bears interest at an annual rate of three percent and, unless earlier converted, is payable in full on January 1, 2005. The note is convertible, at any time, at the option of Wells Fargo, into 3,200,000 shares of voting and non-voting preferred stock of DriveOff.com, representing 20% of the outstanding capital stock of DriveOff.com. The note will automatically convert into preferred stock upon the closing of an underwritten public offering of DriveOff.com in which the gross proceeds are at least $15.0 million on or prior to December 31, 2004. In the event that the note is converted, all accrued interest will be forgiven. We have guaranteed the obligations of DriveOff.com under this note.


     The preferred stock issuable upon conversion of the note is convertible, at Wells Fargo's option, into shares of voting and non-voting common stock of DriveOff.com. In the event of an initial public offering of DriveOff.com that results in gross proceeds of at least $15.0 million, the preferred stock will automatically convert into common stock. If DriveOff.com does not complete an initial public offering prior to October 31, 2001, Wells Fargo may require repayment of the principal and accrued interest of the note. The note will be subordinate to up to $15.0 million of senior indebtedness. In addition, the note will contain customary affirmative and negative loan covenants.



     In connection with its investment in DriveOff.com, Wells Fargo will receive a five year warrant exercisable one year after the closing for an additional 160,000 shares of voting and non-voting common stock of DriveOff.com at an exercise price of $6.56 per share. The common stock into which the note is convertible, and for which the warrant can be exercised, will be sold in a private transaction. DriveOff.com has granted Wells Fargo demand and "piggyback" registration rights with respect to the DriveOff.com shares it receives in this transaction.


     For so long as Wells Fargo is subject to the Bank Holding Company Act of 1956, it has agreed not to exchange any of its non-voting stock for, or convert any of its convertible securities into, voting stock of Navidec or DriveOff.com, as applicable, if after giving effect to the exchange or conversion, it would hold more than 5% of any class of voting securities of Navidec or DriveOff.com, as applicable.

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

                               NAVIDEC'S BUSINESS

OVERVIEW


     We are a provider and incubator of innovative Internet solutions and services. Our combination of creative, technical and consulting expertise allows us to design, build and manage comprehensive Internet solutions for a diverse range of customers, which range from Internet start-ups to Fortune 1000 companies. Our focused approach enables our customers to rapidly move their Internet operations from a basic web presence toward an integrated e-business. We leverage our expertise to provide our customers with proven solutions and, in some instances, to help them launch new Internet-based businesses.



     We employ our NPact methodology in all of our projects. Through the NPact process, we help our customers identify how the Internet can be optimally used to their competitive advantage. NPact also enables us to accurately determine the necessary costs and timelines for implementing an integrated Internet solution. Once the ultimate solution has been determined, NPact separates the assignment into multiple fixed-price 90 to 120-day projects, each providing incremental functionality. We incorporate our reusable software modules and packaged Internet applications to ensure that our solutions are rapidly deployable, highly reliable, scalable and cost effective.



     By consulting, building and managing e-business solutions and services, we are in a position to leverage our expertise to incubate vertical market Internet businesses. Our subsidiary, DriveOff.com was incubated out of our online automotive solutions division and our e-commerce business model expertise. DriveOff.com currently operates USWheels.com, CarWizard.com, LeaseSource.com and a network of affinity web sites, including CBS.CarWizard.com, which offer automotive information, interactive decision tools and buying and leasing options to consumers. In the fall of 1999, DriveOff.com intends to launch an innovative consumer-friendly web site that will allow consumers to research, finance and purchase or lease an automobile online without negotiating with a car salesperson. We believe the DriveOff.com web site will provide an automobile purchasing solution that consumers and dealers will find to be superior to the products currently available. DriveOff.com differs from its competitors, such as Autobytel.com, AutoWeb.com and Microsoft CarPoint, by delivering completed sales rather than leads to participating dealers. We believe that DriveOff.com's new business model will be more appealing to consumers and dealers, as well as more profitable than the existing lead generation models.


INDUSTRY BACKGROUND

GROWTH OF THE INTERNET


     The Internet has rapidly become a significant tool for global communications and commerce, enabling millions of people to transact business electronically. Improvements in network infrastructure, increasingly faster and cheaper access to the Internet and the growing installed base of advanced and more affordable personal computers have fueled the growth of the Internet.


GROWTH OF E-BUSINESS SOLUTIONS

     The Internet represents a revolutionary and powerful new opportunity for business. Many Internet start-up companies are rapidly entering already established markets. These companies have an advantage over their traditional competitors as their business models do not conflict

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


with conventional "brick-and-mortar" models and their rapid deployment is not hindered by the conversion or integration of existing information technology systems.


     As a result of these new entrants, many companies that do not currently utilize the Internet are being forced to reevaluate their business models and to adopt or supplement existing Internet-based solutions. Companies such as Amazon.com, Inc. and eToys Inc. have challenged traditional competitors in their industries and have transformed their respective marketplaces, forcing an increasing number of traditional businesses to consider adopting Internet solutions in order to take advantage of Internet efficiencies and compete effectively.

     As the use of the Internet as a new channel of distribution has grown, the need to move rapidly from having a basic web presence to adopting a complete model has grown. This progression can be illustrated through what we refer to as the e-business transformation curve.


                                Business S Curve
[Linear Graph Depicting The Stages of Internet Business Development, from Basic Presence to Prospecting to Business Integration to Business Transformation, with Complexity of Solution on the Y-axis and Value on the X-axis]



CHALLENGES ASSOCIATED WITH CREATING AN E-BUSINESS SOLUTION


     Companies seeking to successfully develop an e-business solution face many challenges. Solutions can be highly complex and require high degrees of architectural consulting, software development, creative design, system infrastructure and project management expertise, as well as ongoing maintenance and support.


     Most internal information technology departments of traditional businesses lack the personnel, technical capabilities and resources necessary to cost-effectively develop and maintain complete Internet or e-business solutions. Traditional businesses are facing competition from small, emerging Internet-based competitors. However, many of these smaller competitors do not posses the technology, e-business experience or resources necessary to implement their strategies. The lack of internal resources along with time to market pressures, has led many large businesses and Internet start-ups to retain Internet

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

solution providers to assist with this critical need to move their own business model further up the e-business transformation curve. International Data Corporation projects that the worldwide market for Internet services will grow from $7.8 billion in 1998 to $78.0 billion in 2003.


     The growth of the Internet as a new channel of distribution has resulted in several significant issues and opportunities for all types of businesses, as well as e-business solutions providers. In addition to the technical components, successful e-business solutions require business models that address brand and imaging strategies and partnerships, as well as site content. Few Internet solutions providers or in-house information technology departments are able to provide the combined multi-disciplined expertise necessary to rapidly develop and implement complex Internet sites, which require highly technical and creative, as well as project management skills. We believe the ability to offer a full range of Internet services and solutions will increasingly become a competitive factor as e-business operations continue to evolve and gain in complexity.


NAVIDEC'S SOLUTION


     Our development methodology, industry partnerships and e-business experience enable us to design, build and manage highly complex Internet solutions for both established and emerging companies. Our multi-disciplined expertise and experience enables our customers to move rapidly through the e-business transformation process.



     One of the key differentiating factors of our service is our ability to deliver incremental functionality within 90 to 120-day periods on a fixed-price basis, enabling our customers to rapidly deploy and scale their Internet operations. Our use of reusable software modules and packaged applications further accelerate our customers' time-to-market and ensure our solutions are highly reliable, secure and cost effective.


     We provide fixed-price, fixed-time solutions and services using our NPact methodology. The goal of NPact is to identify a customer's position on the e-business transformation curve, rapidly architect, develop and deploy appropriate solutions and services, and manage, as necessary, the application development and operating environment. Specifically, NPact is comprised of four stages:

  - NSIGHT -- during which we consult with our customers in order to identify their strategies, define project goals, project success criteria, timing and budgetary issues.

  - NVOLVE -- during which our technical staff works with the customer collaboratively to assess, analyze and understand the existing business environment and processes. Upon completion of the business process analysis, we complete an architectural overview, which includes a detailed timeline, project milestones, design characteristics and fixed fees.

  - NTRUST -- during which we build and test the infrastructure for the solution, including hardware, software and any necessary support services.

  - NABLE -- during which we provide end-user training, marketing and acceptance testing, and necessary on-going support for successful project implementation.

     Each NPact team consists of a multi-disciplined group of e-business architects, software developers, system engineers and creative designers. The team is led and managed by a project manager who is responsible for delivering the project solution within the specified

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


timeframe and budget constraints. By assembling these multi-disciplined teams of professionals, we are able to deliver solutions to meet the specific needs of our customers through an understanding of both their business objectives and the technology that is available to achieve those objectives.


NAVIDEC'S STRATEGY


     We believe that the rapidly increasing demand for comprehensive Internet solutions, combined with the inability of most internal information technology departments to develop, implement and manage their Internet environments, has created a significant opportunity for Internet solutions providers. Specifically, we believe there is demand for Internet solutions providers who have the expertise and experience to effectively operate in a dynamic market that is technically complex and has significant time-to-market constraints.


     Our goal is to become the leading provider and incubator of innovative e-business solutions and services. To achieve our objective, we are pursuing the following strategies:

     EXPAND GEOGRAPHICALLY. In order to broaden our customer base, we intend to expand our geographic presence by establishing additional sales and marketing offices in new regions and making selected, strategic acquisitions.

     INCREASE INTERNET CONSULTING. Although Internet consulting directly generates only a small percentage of our revenues, we believe that Internet consulting is an important service offering that is increasingly being demanded by customers. We believe that we can leverage our Internet solutions consulting expertise into engagements to build and manage Internet and e-commerce solutions for customers.

     EXPAND OUR PRESENCE AS AN APPLICATION SERVICE PROVIDER. An increasing number of our clients are realizing the need to outsource both Internet application development and actual management of the Internet application environments once the solutions have been deployed. Our expertise as an Internet solutions provider positions us to leverage these opportunities. We plan to partner with key Internet service providers to offer additional hardware, service and support capabilities.

     EXPAND THE DEPTH OF CLIENT RELATIONSHIPS. We have solid relationships with a large customer base. We plan to leverage our strong reputation, industry expertise and technical skills to expand the scope of our current customer relationships and, in the process, become our customers' primary Internet solutions consultant. This will enable us to move our customers more rapidly through the e-business transformation process, which will produce higher margin services and generate projects with recurring revenue streams.

     CONTINUE TO DEVELOP TECHNICAL CAPABILITIES. We have significant Internet solutions capabilities which we use to deliver comprehensive e-business solutions and services. We intend to continue to expand our technical capabilities and strategic partnerships to enable us to deliver time-critical and mission-critical solutions and to meet the changing needs of our customers. We will continue to develop software applications that can be reused in order to deliver solutions rapidly, reliably and cost-effectively.

     CONTINUE TO ATTRACT AND RETAIN EXPERIENCED PROFESSIONALS. Our success to date is due in large part to our ability to attract and retain experienced professionals. We will continue to recruit professionals from major consulting firms, creative design firms and information technology services firms, as well as from other Internet solutions providers.

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

     We will continue to maintain a team-driven and results-oriented culture that is attractive to energetic, talented professionals and that fosters innovation and creativity.

     CONTINUE TO INCUBATE NEW BUSINESSES. We intend to continue to leverage our technical expertise with acquired knowledge of certain business sectors to grow and launch new business ventures. We believe successful e-businesses require capital, industry knowledge, personnel and technology. We intend to partner with companies with complementary expertise to cooperatively incubate and launch new businesses. We will carefully select these opportunities, which may be pursued through equity investments, acquisitions, or strategic alliances.

NAVIDEC'S SERVICES

     We provide integrated consulting, development, infrastructure and application environment management services to support our customers' time sensitive and mission-critical Internet business objectives.


     Our consulting services provide expertise and experience regarding Internet business model development and implementation, infrastructure support, effective project definition and scheduling, site branding, image, design and functionality. In addition, our services address environment outsourcing, management strategies and cost benefit analysis. Our solutions typically include many of the following components:


  - graphic design;

  - integrated marketing;

  - integrating legacy systems;

  - messaging infrastructure;


  - private intranets; and



  - web distribution strategies.



     Our development services provide expertise and experience in rapid design, build and deployment of Java-based, open system e-business solutions such as web sites, intranets and extranets. We also provide marketing and media services such as digital image capture, post-processing services for scanned images and graphic arts production. We build reusable software modules and products as well as integrate packaged Internet solutions. We build and deploy complete projects and project modules typically in 90 to 120-day time frames to move our customers up the e-business transformation curve. In addition to building comprehensive e-business solutions, we design, implement and integrate open system mail messaging infrastructure support and solutions. Finally, our development services provide design, integration and deployment of hardware systems to maximize the operation of our application solutions. The hardware component of the business enables us to provide a complete solution which ensures quality service, time effective implementation and accountability.


     Our Internet environment management services include providing application services for a number of our customers. Our environment management services include the following:

  - electronic messaging implementation;

  - database management;

  - hosting of web sites on our Internet server;

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

  - network implementation;

  - product support;

  - technical support; and

  - web site maintenance and evolution.

     We build and manage cost effective outsourcing solutions for our clients enabling them to focus their efforts on their core competencies. In addition, we offer training modules for clients seeking to build enterprise, Java-based, Internet development environments.

NAVIDEC'S INTERNET SOLUTIONS CUSTOMERS


     Since our inception, we have implemented solutions for over 200 customers. The following customers are examples of the types of engagements that we have successfully completed and which represent various stages on the e-business transformation curve.



     PROSPECTING -- We developed a site for Pentax Corporation that enabled its customers to research product features for its cameras, binoculars, lenses and accessories. We created a web-based update tool that allowed Pentax to instantaneously update the site with changes to product features and pricing. The site was recently named one of Lycos' "Top 5%," a selective directory of top-shelf web sites.



     PROSPECTING -- Richmond American Homes, a division of M.D.C. Holdings, Inc., one of the nation's largest home builders, started as a customer seeking a basic Internet presence. Richmond needed to develop a site which would enable them to target new customer audiences and provide a new information source for potential home buyers and investors. By working with Richmond, we developed a web site which used Java applets to create crisp visuals and simple site navigation. The site was also designed to interact with a Sybase relational database which enabled Richmond to automate its inventory updates through its internal system. Richmond is in the process of implementing our system in eight states nationwide. To date, the site has contributed to over $20 million in new home sales.



     BUSINESS INTEGRATION -- Verio Corporation is the world's largest domain based web host and one of the largest Internet service providers in the United States. Through a number of acquisitions, Verio inherited an inefficient internal e-mail architecture. Navidec, in conjunction with Netscape, converted 42 disparate e-mail systems into a unified Netscape solution. As part of this process, we have rebuilt Verio's infrastructure to enhance its ability to store, backup and more effectively manage its customer's e-mail and large file attachments.


     BUSINESS INTEGRATION -- Columbine JDS Systems, Inc. is a national leader in distributing invoices between broadcast outlets and advertising agencies. We have worked with Columbine JDS to transform their operations to a complete e-business model. Our solution, which required extensive integration into legacy application systems, along with security for online transactions, enabled Columbine JDS to make its entire billing system completely paperless and secure. In addition to generating substantial cost savings, Columbine JDS expects that this new system will enable it to attract new customers.


     BUSINESS TRANSFORMATION -- DriveOff.com is an example of how we have incubated an Internet business by applying our technical capabilities with our industry expertise. In this case, as a result of the automotive industry expertise that we developed through our USWheels.com, CarWizard.com and LeaseSource.com web sites, we plan to launch a vertically integrated business that combines advanced interactive technology with research,


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financial and administrative services, and a nationwide automobile dealership network to provide a consumer-friendly automobile purchasing solution. See "DriveOff.com -- Incubating Our First Vertical Market Business."

STRATEGIC BUSINESS PARTNERSHIPS AND TECHNOLOGY


     We are one of only 14 Authorized Java Development Centers in the United States. Combining our Java expertise with our application server, database and mail messaging expertise, we build reusable software modules and integrate packaged Internet solutions. We also develop solutions using HTML, XML, Perl and other proven technologies. We apply these solutions to our own products, to our corporate customer base and to other e-businesses that have ideas and concepts requiring technological expertise.


     We have developed and maintain industry partnerships with Internet companies such as Sun Microsystems, Inc., Netscape Communications Corporation, BEA Weblogic, Inc., Oracle Corporation, Vignette, Inc., Netegrity, Inc. and Object Design, Inc. Our focus on a limited set of partners enables us to keep high visibility with our critical vendors and provides us the opportunity to commit extensive training resources to maintain and grow product competency and expertise.

     In addition to our e-business development capabilities, we have significant Internet infrastructure support expertise including light directory application protocol, digital certificates and messaging. Our certifications and qualifications include Sun Elite status, Sun Level 2000 Competency, Authorized Netscape Premier Partner, Authorized Netscape Professional Services Subcontractor, Authorized BEA Weblogic Service Partner, Authorized Oracle Alliance Partner and Professional Services Subcontractor, Object Design Developer and Reseller, as well as Macromedia experts.

     Because of our strategic relationships, and the large number of additional third-party technologies that are available to us, we are not dependent upon any single technology to provide our services. We are in a position to choose from multiple suppliers to incorporate the most appropriate technologies and products for each NPact process. Because third-party providers typically license their software directly to our customers, we are not at risk of losing individual licenses that are necessary for our services.

SALES AND MARKETING


     Our sales efforts target clients in market segments seeking to leverage the Internet's potential and move rapidly up the e-business transformation curve. Our direct salesforce is primarily responsible for identifying prospects, engaging potential users of our solutions and services and maintaining and growing the client relationship. Over the next 12 months, as we increase our development capacity and expand our consulting and application service provider services, we expect to significantly grow our regionally focused, 18 person salesforce to a national presence.



     The role of our marketing program is to create and sustain brand identification, preference and loyalty. Our marketing department has responsibility for communications, advertising, public relations and our web site content. As we expand our business model to a national presence, we will grow our corporate marketing organization to facilitate the expansion of our branding, preference and loyalty strategy.


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NAVIDEC'S INCUBATION PROCESS


     In the course of providing Internet solutions to our customers, our ability to utilize reusable software modules and leverage expertise within vertical markets continues to grow. In addition to providing accelerated time-to-market, proven solutions for our customers, we will opportunistically seek to incubate selected businesses, either through partnerships with our customers, acquisitions of businesses in particular sectors or the development of our own businesses. Our incubation process combines our technology and industry experience with the personnel and capital to create a successful new business venture.



DRIVEOFF.COM -- INCUBATING OUR FIRST VERTICAL MARKET BUSINESS



     THE INCEPTION. DriveOff.com is the culmination of four years of experience developing Internet automotive solutions. In 1995, we were hired by the Burt Group, based in Denver, Colorado, to design a web site for the group's automotive dealerships. The Burt site began generating 50 to 75 sales per month at a time when, we believe, the average dealer web site was yielding five to ten sales per month. In light of its success with the Burt site, we created a vertical product named USWheels.com. The "Wheels" solution offered dealers leads from regional Wheels web sites that harvested and posted new and used dealer inventory every 24 hours. At the end of 1998, we merged with LeaseSource Online, Inc. and CarWizard, Inc. and acquired valuable auto buying and leasing content to supplement our inventory-based automotive solution.


     MARKET UNDERSTANDING: THE NEED FOR A COMPLETE SOLUTION. Like many of our business clients, the automotive division was still in the early stages of Internet development at the end of 1998. Our automobile web sites were initially harvesting customer leads and selling them to affiliated dealers, as most of our competitors continue to do. Our market research revealed significant dissatisfaction among consumers who used the Internet to research a vehicle, only to be cast back into the traditional sales process by having their name sold to a participating dealer. From the dealers' perspective, as Internet auto companies have captured an increasing number of customers, there has been increasing pressure on dealers to purchase customer names in order to maintain a competitive market position.


     BUSINESS TRANSFORMATION. Leveraging our industry and technological expertise, we created DriveOff.com to significantly alter and improve the way in which consumers purchase (or lease) automobiles. The DriveOff.com web site will provide a complete automotive solution that enables consumers to research, price, finance and purchase or lease a new automobile, completing substantially all of the transaction from the DriveOff.com web site, with no dealer interaction until delivery of the vehicle. Through an exclusive association with IADMA, DriveOff.com will provide dealers an opportunity to meaningfully participate in the Internet automotive arena without having to pay lead or referral fees. DriveOff.com will provide IADMA member dealers with closed sales, not leads. DriveOff.com believes this revenue model will be more profitable than the existing lead generation models.



     HOW DRIVEOFF.COM WORKS. Upon entering the DriveOff.com web site, or any of its affiliated web sites, customers will navigate through six easy steps to receive their vehicle.


     STEP 1: RESEARCH THE VEHICLE USING THE AUTO LIBRARY. The Auto Library will provide users with professional-grade automobile research to make an informed purchase decision. Available information will include:

              - pricing, technical, safety, warranty, incentive and optioning information, which is customarily used by dealers, fleet administrators and leasing companies to price and option vehicles, as well as professional driving reviews;


              - standard auto leasing residual values and average money factors which enable consumers to conduct impartial comparisons of DriveOff.com lease offers;


              - proprietary data and guidance with respect to the auto leasing process; and

              - search functionality, which allows consumers to compare or search for vehicles and available options.


     STEP 2: CONFIGURE THE VEHICLE. Using accurate pricing and configuration tools, DriveOff.com customers can build a vehicle to their liking, specifying everything from option packages to paint colors. Unlike many competing sites, DriveOff.com's intelligent optioning tool prevents users from improperly equipping a vehicle and ensures that vehicles are completely configured before allowing the consumer to continue the purchase process. After configuring a vehicle, users can specify those options that they must have as opposed to those that they would like to have to help DriveOff.com satisfy the users' vehicle requests.



     STEP 3: PRICE THE VEHICLE WITH REAL QUOTE. Real Quote will allow users to configure the vehicle of their choice using a professional-grade pricing and optioning tool. Users will then receive definitive price, loan and lease payment information. By providing no more than a zip code, customers will be able to obtain binding monthly payment quotes, subject only to credit approval. Real Quote will filter shoppers who are not ready to buy, saving the time and expense typically incurred when filtering "price quote shoppers." We believe this tool will provide significant value while unobtrusively and effectively drawing buyers into the purchase process.



     STEP 4: REQUEST THE VEHICLE. After receiving a quote, a user will be able to review a full transaction disclosure page, submit a DriveOff Deal Request and provide a deposit either electronically or via telephone. Users may select a convenient time for a deal administrator to contact the user by telephone. If users elect to apply for either a lease or loan, they will complete an online credit application in order to qualify for the payment quoted online.



     STEP 5: TRACK THE VEHICLE USING THE PERSONAL AUTO CENTER. The Personal Auto
             Center will provide a user with the ability to monitor the status of the user's purchase (or lease). The password-protected Personal Auto Center will track the key elements of the user's deal, such as vehicle specification changes, credit approval and delivery status and will serve as the primary means for the user to initiate communication directly with DriveOff.com's customer service center.



     STEP 6: DRIVE OFF WITH THE VEHICLE: THE "DEAL KIT." Once a user's credit application is accepted and the user approves the vehicle, DriveOff.com will deliver the user a Deal Kit via overnight mail. The Deal Kit will contain all of the legal documents necessary for the user to take delivery of the specific vehicle approved online. Having the Deal Kit ahead of time will allow users to review the entire transaction conveniently before taking delivery of the vehicle.

In order to complete the purchase, the user will simply bring the Deal Kit to the participating dealer, execute the documents and drive off.

     FROM THE CONSUMER'S PERSPECTIVE. As compared to other auto buying services on the Internet, DriveOff.com distinguishes itself with a package of consumer-oriented features that make the automobile buying experience easier and allow the consumer to maintain control over the buying process.


                           DRIVEOFF.COM   AUTOBYTEL   AUTONATION   AUTOWEB   AUTOVANTAGE   CARSDIRECT   CARPOINT
 All Makes & Models             -             -           -           -           -            -           -
 Accurate Options               -                                                              -           -
   Configuration Tool
 Binding Online Payment         -
   Quotes
 Full Online Deal               -
   Disclosure
 Live Deal Tracking             -
 Integrated Financing           -
 Personal Closing               -
   Documents
 No Dealer Negotiations         -                         -                                    -
 Professional Auto              -
   Leasing Data & Advice*
 Research & Reviews             -             -           -           -           -            -           -
 Nationwide Coverage (as                      -                       -           -            -           -
   of September 1999)


-------------------------
* Information and advice that is recommended or used by professionals in the automotive or finance industries.


     FROM THE DEALER'S PERSPECTIVE. Since 1995, dealers have lost many of their customers to Internet automotive sites such as Microsoft CarPoint, Autobytel.com and AutoWeb.com. Customers are primarily visiting national automotive web sites rather than local dealership sites to obtain information and submit requests for new automobiles. Without a unified national presence, there is little that any individual dealer or dealer group can do to effectively compete against large Internet services. As a result, these dealers have been purchasing leads from these large Internet services. By joining IADMA, dealers secure the services of a national automotive portal on a long-term, exclusive basis, giving them the ability to compete on the Internet.



     STRATEGIC RELATIONSHIPS. In the second quarter of 1999, DriveOff.com facilitated the formation of IADMA, 85% of which is owned by its member dealers and 15% of which is owned by DriveOff.com. DriveOff.com expects to enter into a ten-year marketing and services agreement with IADMA that will require all vehicle purchases generated from the DriveOff.com web site to be delivered to IADMA member dealers. IADMA will provide its members a national Internet presence through DriveOff.com. Rather than paying a service for unfiltered and often unqualified leads, dealers who participate in IADMA will receive incremental sales from DriveOff.com.

     DriveOff.com has established a long-term relationship with Westar Financial Services Corporation, Inc. through which Westar will provide complete financial administration as well as lease and loan origination services. Westar will function as a financial clearinghouse for DriveOff.com, assuming responsibility for all financial aspects of the transactions originating from DriveOff.com.

     In addition, DriveOff.com and Westar have entered into an agreement with First Union National Bank under which First Union has agreed to purchase up to $1.0 billion per year in auto loans originating from DriveOff.com. DriveOff.com's relationships with Westar and First Union will allow it to integrate complete financing capabilities into the automobile acquisition, providing a one-stop source for vehicle selection and financing.


     DRIVEOFF.COM'S AFFINITY PROGRAM. DriveOff.com intends to draw customers and extend its reach through conventional media, Internet media and a content-rich affinity program. Although DriveOff.com will devote substantial resources to establishing brand awareness through conventional and Internet advertising and public relations efforts, affinity relationships represent the cornerstone of its marketing strategy. DriveOff.com has the right to license for publication its entire Auto Library. Accordingly, DriveOff.com can provide privately branded or co-branded auto buying services on the web sites of Internet portals, large corporations, such as Wells Fargo, professional associations and credit unions. Rather than paying for ads or links from these affinity sites, DriveOff.com's affinity program generates low-cost, but widespread, distribution through the placement of content on the web sites of its affinity partners. Depending on the web site, DriveOff.com's Auto Library currently generates 12 to 16 page views per visitor. As a result, DriveOff.com offers its affinity partners the ability to generate significant advertising revenue by having the Auto Library content on their sites. At the same time, it allows affinity partners to offer valuable content and service to their user base.


     DriveOff.com's affinity program is particularly attractive to credit unions. Like any other indirect auto lender, credit unions have little control over their customers once they visit the dealership's finance and insurance department. Often, the finance and insurance manager will "flip" customers from their credit union financing source to another source, typically one that has a more favorable commission for the manager. DriveOff.com's central financing model allows it to guarantee affiliated credit unions that every sale or lease originating from their co-branded site will be financed through them. DriveOff.com also features a simple affinity partnership, which permits smaller sites to link to DriveOff.com and receive a fee for each completed deal request referred by the partner site. DriveOff.com enrolls simple affinity partners through an automated web-based process.


     Financial relationships with affinity partners can generate advertising revenue, monthly content license fees and leads for DriveOff.com. Most relationships will also provide for lead fees to affinity partners.



     In addition to affinity sites, DriveOff.com will draw leads directly from its USWheels.com, CarWizard.com, CBS.CarWizard.com and LeaseSource.com sites. With little advertising, these sites delivered more than 56.4 million page views and 64,000 purchase requests during the first six months of 1999.



     WELLS FARGO. In connection with Wells Fargo's investment in DriveOff.com, we expect to enter into a Co-Branding Agreement with respect to Wells Fargo's affinity web site and a Software License Agreement.

COMPETITION


     INTERNET SOLUTIONS. The Internet solutions business is in an increasingly competitive environment populated by a large number of regional firms and national operations providing similar services to Navidec. We believe our competition approaches the business of Internet solutions from a variety of disciplines ranging from the technical expertise of the consulting divisions of the "Big Five" accounting firms to the image and creative expertise of major advertising agencies. Additionally, there are a variety of direct competitors including interactive agencies, such as Razorfish, Inc. and Agency.com, that use digital technologies to enhance communications and interactions between individuals and businesses and "e-builders," such as Scient Corporation, Sapient Systems, Inc., USWeb Corporation and iXL Enterprises, Inc., that provide Internet strategy consulting and Internet-based solutions to businesses. Other potential competitors to our business include browser software vendors, personal computer and Unix software vendors and Internet service providers. Additional competition results from numerous client/server companies, database companies, multimedia companies, document management companies, networking software companies, network management companies and educational software companies. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. Competitive factors in the Internet solutions business include core technology, breadth of services offered, creative and artistic ability, marketing and distribution resources, customer service and support and price.



     DRIVEOFF.COM. The market for vehicles and vehicle-related products and services is highly competitive, and DriveOff.com expects competition to increase significantly, particularly on the Internet. Competitors include AutoWeb.com, Cendant's AutoVantage, Autobytel.com, AutoNation, CarsDirect and Microsoft CarPoint. In addition, all the major vehicle manufacturers own and operate web sites and many have recently launched or announced plans to launch online buying services, including General Motors' BuyPower. Sites for electronic classified ads, as well as vehicle-related products and services, are also proliferating. While DriveOff.com expects to benefit from its relationship with IADMA and its strategic partners, it could face substantial competition in the future from large dealer groups which may choose to compete in e-commerce. In addition to direct competitors, DriveOff.com competes indirectly with vehicle brokerage firms, discount warehouse clubs and automobile clubs. Also, several auction Internet sites have recently announced their intention to auction vehicles on the Internet.


PRODUCT DISTRIBUTION

     We serve both as a national manufacturer's representative for the products of certain international manufacturers and as a reseller of selected computer products in the Rocky Mountain region. We focus our distribution efforts towards selling specialized, higher margin products.

     Distribution activities usually involve our receipt of orders for equipment from prospective purchasers and our delivery and/or installation of the equipment. We purchase the equipment directly from the manufacturer or vendor and resell it to the purchaser at a price which includes the cost and a profit margin. With the exception of graphics supplies and certain imported components, we do not generally maintain an inventory of products we distribute. We specialize in distributing electronic components, printers and printer supplies.

     Because product distribution is not related to our core strategy, we do not intend to commit significant resources to this line of business.


REGULATORY UNCERTAINTIES AND GOVERNMENT REGULATION


     There are currently few laws or regulations which apply directly to the Internet. Due to the increasing popularity of the Internet, however, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to commerce over the Internet, potentially covering issues such as the pricing of services and products, advertising, user privacy, intellectual property, information security or anti-competitive practices. In addition, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes. Because our business is dependent on the Internet, the adoption of any such laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our services and increase costs or otherwise have a material adverse effect on its business, results of operations and financial condition. To date, we have not spent significant resources on lobbying or related government affairs issues but we may need to do so in the future.



     DriveOff.com's operations may be subject, both directly and indirectly, to various laws and regulations. Government authorities may also take the position that federal and/or state automobile brokerage laws, insurance licensing laws, motor vehicle dealership laws or related consumer protection or product liability laws apply to aspects of DriveOff.com's business. As DriveOff.com introduces new services and expands its operations to other countries, it will need to comply with additional licensing and regulatory requirements. Due to the increasing popularity and use of the Internet, it is possible that a number of new laws and regulations may be adopted with respect to this rapidly developing environment for conducting business. DriveOff.com believes that its relationship with dealers is not subject to the coverage of state motor vehicle dealer licensing laws. DriveOff.com also believes that its dealer marketing service does not qualify as an automobile brokerage activity and therefore state broker licensing requirements do not apply to it. In the event that any state imposes additional regulatory requirements on DriveOff.com, DriveOff.com may be required to modify its marketing programs in such states in a manner which may undermine the program's attractiveness to consumers or dealers. Alternatively, if DriveOff.com determines that the licensing and related requirements are overly burdensome, it may elect to terminate operations in such state.



     DriveOff.com may need to apply for financial broker licenses which may be an expensive and time-consuming process that could divert the efforts of management from day-to-day operations. In the event states require DriveOff.com to be licensed and DriveOff.com is unable to do so, or is otherwise unable to comply with regulations required by changes in current operations or the introduction of new services, its business, results of operations and financial condition could be harmed. DriveOff.com may market insurance on-line, which may require it to be licensed under state insurance laws. The use of the Internet in the marketing of insurance products, however, is a relatively new practice. It is not clear whether or to what extent state insurance licensing laws apply to activities similar to DriveOff.com's. If DriveOff.com was required to comply with such licensing laws, compliance could be costly or not possible. This could have a material adverse effect on its business, results of operations or financial condition.

EMPLOYEES AND CULTURE


     As of July 31, 1999, we had a total of 100 employees, of which 63 were exclusively or primarily devoted to the Internet solutions business, 35 were devoted exclusively or primarily to the DriveOff.com business and two were exclusively devoted to the product distribution business. None of our employees is represented by a labor union and we believe that our employee relations are excellent. We recognize that our employees are the key to our continued success. Our goal is to provide each employee with an environment for professional growth and development.



     RECRUITING. We dedicate significant resources to our recruiting efforts. A majority of our new employees come from referrals by current employees. We believe that our existing employees are an excellent recruiting resource and we reward employees that bring new people into the organization. We believe that the success of our employee referral program is a direct reflection of employee satisfaction. In addition to seeking qualified referrals, we actively recruit from many of the country's leading graduate and undergraduate programs and through professional search firms.


     TRAINING AND DEVELOPMENT. Our training and professional development programs advance the skills of employees and enable us to deliver high-quality services to our clients. Our goal is to ensure that each professional in our organization has the opportunity to develop the skills necessary to grow professionally and to serve our customers' needs.

     COMPENSATION. Our compensation program has been structured to attract and retain highly skilled professionals by offering competitive base salaries with performance based incentives. In addition, key employees may receive stock options upon commencement of employment and may receive additional options based upon performance.

FACILITIES


     Our operations are principally located at 14 Inverness Drive, Suite F-116, Englewood, Colorado in a 13,000 square foot facility, which includes approximately 1,500 square feet of warehouse space. Our lease for this facility expires July 31, 2001. We expect to lease additional office space as needed in connection with the growth of our core business and of DriveOff.com.


LEGAL MATTERS

     We are currently not involved in any material legal proceedings.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus under the rules of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and this offering.

     We are a reporting company and file annual reports, quarterly reports and current reports, proxy statements and other information with the SEC. Our file number is 0-29098.

     You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W.        Northwest Atrium Center       7 World Trade Center
Room 1024                     500 West Madison Street       Suite 1300
Washington, D.C. 20549        Suite 1400                    New York, New York 10048
                              Chicago, Illinois 60661

     You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.


     We are required to file electronic versions of these documents with the SEC. Those documents may be accessed through the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on the Nasdaq SmallCap Market.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. According, the following documents are incorporated by reference.

     1. Our annual report on Form 10-KSB for the year ended December 31, 1998.

     2. Our quarterly reports on Form 10-QSB for the quarters ended March 31, 1999 and June 30, 1999.

     3. Our current reports on Form 8-K reporting events dated each of January 7, 1999, March 1, 1999, March 10, 1999 and July 29, 1999.

     4. The description of our no par value common stock which is contained in our registration statement on Form 8-A filed with the SEC on January 28, 1997.

     All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 before the termination of the offering shall be deemed to be incorporated by reference into this prospectus.


     We will provide, without charge, to each person to whom a copy of this prospectus is delivered, on the written or oral request of the person, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Written or telephone requests for those copies should be directed to our office:
Navidec, Inc., 14 Inverness Drive, Suite F-116, Englewood, Colorado 80112, (303) 790-7565. Persons requesting copies of exhibits that were not specifically incorporated by reference in such documents will be charged the cost of reproduction.

                                   MANAGEMENT

     The following table shows the name, age and position of each officer and director of Navidec.


NAME                    AGE                       POSITION
----                    ---                       --------
J. Ralph Armijo.......  47    President, Chief Executive Officer and Director
Patrick R.              35    Chief Financial Officer, Treasurer, Secretary and
  Mawhinney...........        Director
Kenneth P. Bero.......  45    Chief Operating Officer
Brad E. Nixon.........  39    Vice President - Technology
Greg Hanchin..........  39    Vice President - Sales
Michael S. Kranitz....  38    Director
Andrew S. Davis.......  46    Director
Lloyd G. Chavez,        50    Director
  Jr..................
Gerald A. Marroney....  47    Director
James E. Hosch........  46    Director


     Our officers are elected by the board of directors at the first meeting after each annual meeting of our shareholders and hold office until their successors are duly elected and qualified under our bylaws.


     J. RALPH ARMIJO has served as our President, Chief Executive Officer and as one of our directors since our inception in 1993. Since June 1999, Mr. Armijo has served as the Chairman of the Board of DriveOff.com. From 1981 to 1993, Mr. Armijo was employed by Tektronix, Inc., a communications company which also produces testing and measuring equipment, most recently as its Western Regional Manager. From 1976 to 1981, Mr. Armijo was employed by IBM Corporation, where he sold computerized accounting and financial applications to small and medium-sized businesses. Mr. Armijo received his B.A. from Colorado College and his M.B.A. from the University of California, Los Angeles.


     PATRICK R. MAWHINNEY has served as our Chief Financial Officer, Treasurer and as a director since July 1996. Mr. Mawhinney has served as our Secretary since August 1999. Prior to that he served as the President of Interactive Planet, Inc. from its inception in May 1995 until its merger with us in July 1996. From May 1995 until May 1996, Mr. Mawhinney also served as a financial/accounting consultant for MIS\Sunguard, a provider of accounting and investment software. Mr. Mawhinney was employed as an Assistant Vice President of The Bank of Cherry Creek from November 1993 to May 1995. He received his B.S. from Colorado State University.

     KENNETH P. BERO has served as our Chief Operating Officer since July 1999 and before that was our Vice President of Sales since December 1997. From July 1996 to December 1997, Mr. Bero was Director of Sales, SGI Business Group at Access Graphics, a wholesale distributor of UNIX based hardware and software products. From September 1989 to June 1996, Mr. Bero held various sales and sales management positions at Tektronix, Inc. including Business Development Manager, Major Account Group Manager and National Reseller Group Manager for the Display Products Division. Mr. Bero received his B.A. from Bates College and his M.B.A. from Northeastern University.

     BRAD E. NIXON has served as our Vice President of Technology since July 1999. From January 1998 to July 1999, Mr. Nixon served as our Director of Software Development. From January 1997 to January 1998, Mr. Nixon served as a partner of Securalarm, Inc., a residential security business. From May 1993 to January 1997, Mr. Nixon was Director of Technical Services for a non-profit organization. Mr. Nixon earned his B.S. from Iowa State University.


     GREG HANCHIN has served as our Vice President of Sales since July 1999. From December 1997 to July 1999, Mr. Hanchin was Director of Sales for our Internet solutions division. From May 1996 to December 1997, Mr. Hanchin served as Regional Sales Manger for Netscape. From June 1989 to May 1996, Mr. Hanchin held various sales and marketing positions at Access Graphics. Mr. Hanchin received his B.S. from Minot State University.

     MICHAEL S. KRANITZ has served as a director since December 1998. Since June 1999, Mr. Kranitz has served as President of DriveOff.com. From October 1997 until December 1998, Mr. Kranitz served as the Chief Executive Officer and President of LeaseSource Online, Inc., an automotive leasing information company. From January 1997 until October 1997, Mr. Kranitz worked with a computer company primarily on the development of the intellectual property used by LeaseSource, Inc. and in October 1997, Mr. Kranitz acquired from that company those intellectual property rights. From 1994 until December 1996, Mr. Kranitz was a partner with the law firm of Benesch, Friedlander, Coplan & Aronoff LLP. Mr. Kranitz received a B.S. from the University of Florida and a J.D. from Vanderbilt School of Law.

     ANDREW S. DAVIS has served as a director since April 1997. Mr. Davis has served as Director of Global & Strategic Sales for InFocus Systems, Inc., a manufacturer of high resolution projection systems since November 1997. Mr. Davis served as our Vice President of Sales and Marketing from May 1996 until November 1997. From January 1994 to May 1996, Mr. Davis was manager of wholesale distribution at InFocus Systems. From September 1982 to January 1994, Mr. Davis held various sales and marketing positions at Tektronix, Inc., including Director of Marketing for the Interactive Technologies Division. Mr. Davis attended the University of Denver where he studied business management and marketing.


     LLOYD G. CHAVEZ, JR. has served as a director since April 1997. He has been a director of the Burt Group of automobile dealerships in Denver, Colorado since 1988 and director of Automotive Markets of the Burt Group since 1994. From 1983 to 1994, Mr. Chavez was Vice President of Fort Dodge Laboratories, a subsidiary of American Home Products, where he was responsible for business acquisitions, new products and technologies, intellectual property acquisitions, strategic planning and market research. From 1982 to 1983, Mr. Chavez held the position of Vice President of General Genetics Corporation, where he was responsible for management of biological and pharmaceutical research and development. Mr. Chavez received his B.A. from the University of Colorado, his M.A. from Denver Seminary, his Ph.D. from the University of Virginia and was a post-doctoral Fellow in Chemistry at Cornell University.


     GERALD A. MARRONEY has served as a director since April 1997. He has served as a State of Colorado District Court Judge in Pueblo County, Colorado since 1990. Before that time he was a practicing attorney in Pueblo, Colorado. Mr. Marroney received his B.S. from Southern Colorado State College and his J.D. from Oklahoma City University.

     JAMES E. HOSCH has served as a director since June 1998. Since November 1998, Mr. Hosch has been an independent representative for Bathgate McColley Capital Group LLC, a registered broker dealer licensed by the National Association of Securities Dealers, Inc. From September 1995 until November 1998, Mr. Hosch was a Senior Vice President of

Joseph Charles & Associates, Inc., a registered broker dealer licensed by the NASD. From January 1993 until September 1995, he was Executive Vice President of Cohig & Associates, Inc., a registered broker dealer licensed by the NASD. From 1989 until January 1993, he was President of Kober Corporation, a publicly traded real estate firm. Mr. Hosch received his B.B.A. from Texas A&M University.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     "Beneficial ownership" includes those shares a shareholder has the power to vote or transfer and common stock that could be issued upon the exercise of outstanding stock options that are exercisable within 60 days of June 30, 1999. On June 30, 1999, Navidec had outstanding 7,393,614 shares of common stock and following this offering, there will be 9,893,614 shares of common stock outstanding. As used in the following table, an asterisk in the Percentage of Outstanding Stock column means less than one percent.


                                                                           PERCENTAGE OF
                                               OPTIONS                   OUTSTANDING STOCK
                                             EXERCISABLE     TOTAL      -------------------
                                  SHARES      WITHIN 60    BENEFICIAL   PRIOR TO    AFTER
BENEFICIAL OWNER                   OWNED        DAYS       OWNERSHIP    OFFERING   OFFERING
----------------                 ---------   -----------   ----------   --------   --------
J. Ralph Armijo(1).............    832,659     146,000       978,659      13.0%       9.7%
Patrick R. Mawhinney(2)........    149,357      57,000       206,357       2.8        2.1
Harold Anderson II(3)..........     61,073      42,000       103,073       1.4        1.0
Kenneth P. Bero................         --      50,000        50,000         *          *
Michael S. Kranitz(4)..........    250,000      83,334       333,334       4.5        3.3
Andrew S. Davis................     14,250      15,000        29,250         *          *
Lloyd G. Chavez, Jr.(5)........      4,250      15,000        19,250         *          *
Gerald A. Marroney.............         --      15,000        15,000         *          *
James E. Hosch.................        596      55,000        55,596         *          *
All directors and executive
  officers as a group (ten
  persons)(6)..................  1,251,112     436,334     1,687,446      21.5%      16.3%


-------------------------

(1) Mr. Armijo's address is 14 Inverness Drive, Building F, Suite 116, Englewood, Colorado 80112. If the underwriters' over-allotment option is exercised, Mr. Armijo will sell up to 150,000 shares of common stock at such time. If Mr. Armijo sells 150,000 shares, he will beneficially own 828,659 shares after this offering, or 8.3%.



(2) If the underwriters' over-allotment option is exercised, Mr. Mawhinney will sell up to 50,000 shares of common stock at such time. If Mr. Mawhinney sells 50,000 shares, he will beneficially own 156,357 shares after this offering, or 1.6%.



(3) If the underwriters' over-allotment option is exercised, Mr. Anderson will sell up to 50,000 shares of common stock at such time. If Mr. Anderson sells 50,000 shares, he will beneficially own 53,073 shares after this offering, or less than 1.0%. Mr. Anderson served as our Vice President-Automotive from June 1996 to June 1999 and currently serves as the Vice President-Technology of DriveOff.com.


(4) The number of shares indicated includes 61,250 shares of common stock owned by Mr. Kranitz's wife, Abby L. Kranitz. Mr. Kranitz is deemed to beneficially own the shares held by Ms. Kranitz.

(5) Mr. Chavez is President of LGC Management and may be deemed the beneficial owner of 4,250 shares of common stock owned by LGC Management.

(6) Excludes shares and options beneficially owned by Mr. Anderson since, as of June 1999, he is no longer our Vice President-Automotive.

                                  UNDERWRITING

     The underwriters named below, represented by First Security Van Kasper and Advest, Inc., have severally agreed, subject to the terms and conditions in the underwriting agreement, by and among us, certain selling shareholders and the underwriters, to purchase from us the number of shares of common stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the following:

  - effectiveness of the registration statement;

  - absence of material changes to our business and finances;

  - receipt of opinions from our counsel and counsel for the underwriters;

  - receipt of a letter or letters from our auditors, confirming the validity of certain facts and assumptions about us and this offering;

  - receipt of certification from one of our officers regarding the accuracy of the information, representations and warranties given to the underwriters; and

  - receipt of promises from certain of our existing shareholders not to sell their stock for 180 days following the date of this offering.

     The underwriters are committed to purchase all of the shares of common stock, if they purchase any.

                                                               NUMBER OF
UNDERWRITERS                                                    SHARES
------------                                                  -----------
First Security Van Kasper...................................
Advest, Inc.................................................
                                                              -----------
     Total..................................................    2,500,000
                                                              ===========

     The underwriters have advised us that the underwriters propose initially to offer the shares of common stock to the public on the terms set forth on the cover page of this prospectus. The underwriters may allow selected dealers a
concession of not more than $     per share; and the underwriters may allow, and
such dealers may reallow, a concession of not more than $     per share to
certain other dealers. After the offering, this offering price and other selling terms may be changed by the underwriters, but these terms will not be changed prior to completion of the offering. The common stock is offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     We and certain selling shareholders have granted the underwriters an over-allotment option, exercisable 45 days from the date of this prospectus, to purchase up to a maximum of 375,000 additional shares of common stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the underwriters. To the extent the underwriters exercise this over-allotment option, each of the underwriters will be committed, subject to conditions similar to those described above, to purchase additional shares in approximately the same proportion as set forth in the above table. The underwriters may exercise this over-allotment option only to cover over-allotments made in connection with this offering.

     The following table summarizes the compensation to be paid by us and the selling shareholders to the underwriters.

                                                                    TOTAL
                                                       -------------------------------
                                                          WITHOUT            WITH
                                           PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                           ---------   --------------   --------------
Underwriting discounts and commissions to
  be paid by us..........................  $              $                $
Underwriting discounts and commissions to
  be paid by the selling shareholders....  $              $     --         $

     The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in respect thereof.

     Our officers and directors prior to this offering have agreed that, for a period of 180 days after the date of this prospectus, they will not, subject to certain exceptions described below, offer, sell, contract to sell, solicit an offer to buy, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or pledge, assign, create a security interest in or lien upon, encumber or otherwise transfer or dispose of, directly or indirectly, any common stock or securities exchangeable or exercisable for or convertible into shares of common stock, without the prior written consent of First Security Van Kasper. Our shareholders need not obtain consent from the underwriters if they are making a bona fide gift or are transferring shares of common stock to an immediate family member or to a trust for the benefit of the shareholder, an immediate family member or both. We have also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of our equity securities for a period of 180 days after the effective date of this offering without the prior written consent of First Security Van Kasper except for securities that we issue in connection with acquisitions and for grants and exercises of stock options, subject in each case to any remaining portion of the 180-day period applying to shares issued or transferred. In evaluating any request for a waiver of the 180-day lock-up period, First Security Van Kasper will consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for our common stock, the size of the request and, with respect to any request that we may make to issue additional equity securities, the purpose of an issuance.

     In connection with this offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities and Exchange Act of 1934, pursuant to which these persons may bid for or purchase our common stock for the purpose of stabilizing its market price. The underwriters also may create a short position for the account of the underwriters by selling more common stock in connection with this offering than they are committed to purchase from us and, in such case, may purchase common stock in the open market following completion of this offering to cover all or a portion of a short position. The underwriters also may cover all or a portion of a short position by exercising the underwriters' over-allotment option referred to above. In addition, First Security Van Kasper on behalf of the underwriters may impose "penalty bids" under contractual arrangements with the underwriters, whereby it may reclaim from an underwriter (or dealer participating in this offering) for the account of the other underwriters, the selling concession with respect to common stock that is distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


     First Security Van Kasper has informed us that the underwriters do not intend to confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority in excess of five percent of the number of shares of common stock offered hereby.


     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed on for Navidec by Benesch, Friedlander, Coplan & Aronoff LLP, Cleveland, Ohio. Partners of Benesch, Friedlander, Coplan & Aronoff LLP who participated in the preparation of this prospectus beneficially own an aggregate of 141,000 shares of common stock. Cooley Godward LLP, Boulder, Colorado will pass upon certain legal matters in connection with the offering for the underwriters.

                                    EXPERTS

     The financial statements and schedules included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and Hein + Associates LLP, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                                 NAVIDEC, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Index to Consolidated Financial Statements..................     F-1
Report of Independent Public Accountants....................     F-2
Independent Auditor's Report................................     F-3
Balance Sheet -- December 31, 1998..........................     F-4
Statements of Operations -- For the Years Ended December 31,
  1998 and 1997.............................................     F-5
Statement of Changes in Shareholders' Equity
  (Deficit) -- For the Years Ended December 31, 1998 and
  1997......................................................     F-6
Statements of Cash Flows -- For the Years Ended December 31,
  1998 and 1997.............................................     F-7
Notes to Financial Statements -- December 31, 1997 and
  1998......................................................     F-8
Balance Sheets as of June 30, 1999..........................    F-25
Statements of Operations -- For the Six and Three Months
  ended June 30, 1998 and 1999..............................    F-26
Statements of Cash Flows -- Six Months ended June 30, 1998
  and 1999..................................................    F-27
Notes to Financial Statements -- June 30, 1998 and 1999.....    F-28

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Navidec, Inc.:


     We have audited the accompanying consolidated balance sheet of NAVIDEC, INC. (a Colorado corporation) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Navidec, Inc. and subsidiaries, as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                       ARTHUR ANDERSEN, LLP

Denver, Colorado,
March 23, 1999
(except with respect to the matter
discussed in Note 13, as to
which the date is July 23, 1999).

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
NAVIDEC, Inc.
Englewood, Colorado

     We have audited the balance sheet of NAVIDEC, Inc., as of December 31, 1997 (not separately included herein) and the accompanying related statements of operations, changes in shareholders' equity, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

HEIN + ASSOCIATES LLP

Denver, Colorado
March 5, 1998.

                                 NAVIDEC, INC.

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31
                                                                 1998
                                                              -----------
                                 ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $   711,000
  Accounts receivable, net of allowance for doubtful
     accounts of $125,000...................................    2,167,000
  Costs and estimated earnings in excess of billings........      107,000
  Inventories...............................................      341,000
  Restricted cash...........................................      280,000
  Prepaid expenses and other................................       52,000
                                                              -----------
     Total current assets...................................    3,658,000
                                                              -----------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $717,000..................................................      981,000
                                                              -----------
OTHER ASSETS:
Goodwill and intangibles, net of accumulated amortization of
  $100,000..................................................      619,000
  Other.....................................................        7,000
                                                              -----------
     Total other assets.....................................      626,000
                                                              -----------
     TOTAL ASSETS...........................................  $ 5,265,000
                                                              ===========

                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 1,851,000
  Accrued liabilities.......................................      423,000
  Payable to factor.........................................      203,000
  Notes payable.............................................      821,000
  Current capital lease obligations.........................       74,000
                                                              -----------
     Total current liabilities..............................    3,372,000
                                                              -----------
CAPITAL LEASE OBLIGATIONS, net of current portion...........       94,000
COMMITMENTS AND CONTINGENCIES (Notes 1, 3 and 7)
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 20,000,000 shares authorized,
     4,709,000 shares issued and outstanding as of December
     31, 1998...............................................    8,059,000
  Warrants for common stock.................................    2,891,000
  Accumulated deficit.......................................   (9,151,000)
                                                              -----------
     Total shareholders' equity.............................    1,799,000
                                                              -----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............  $ 5,265,000
                                                              ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                 NAVIDEC, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE YEARS ENDED
                                                           --------------------------
                                                                  DECEMBER 31
                                                           --------------------------
                                                              1997           1998
                                                           -----------    -----------
REVENUE..................................................  $ 6,008,000    $ 8,555,000
COST OF REVENUE..........................................    4,219,000      5,870,000
                                                           -----------    -----------
GROSS PROFIT.............................................    1,789,000      2,685,000
                                                           -----------    -----------
OPERATING EXPENSES:
  Product development....................................    1,662,000      1,834,000
  General and administrative.............................    2,468,000      3,479,000
  Selling and marketing..................................      237,000        921,000
  Impairment of goodwill.................................    1,305,000             --
                                                           -----------    -----------
     Total operating expenses............................    5,672,000      6,234,000
                                                           -----------    -----------
LOSS FROM OPERATIONS.....................................   (3,883,000)    (3,549,000)
                                                           -----------    -----------
OTHER (EXPENSE) INCOME:
  Interest expense.......................................     (236,000)      (414,000)
  Other, net.............................................       12,000         30,000
                                                           -----------    -----------
     Total other expense, net............................     (224,000)      (384,000)
                                                           -----------    -----------
     NET LOSS............................................  $(4,107,000)   $(3,933,000)
                                                           ===========    ===========
BASIC AND DILUTED NET LOSS PER SHARE.....................  $     (1.47)   $     (1.10)
                                                           ===========    ===========
BASIC AND DILUTED WEIGHTED-AVERAGE COMMON SHARES
  OUTSTANDING............................................    2,800,000      3,578,000
                                                           ===========    ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                 NAVIDEC, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                        FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
                                               -----------------------------------------------------------------
                                                                          WARRANTS
                                                    COMMON STOCK             FOR
                                               -----------------------     COMMON      ACCUMULATED
                                                SHARES       AMOUNT         STOCK        DEFICIT        TOTAL
                                               ---------   -----------   -----------   -----------   -----------
BALANCES, December 31, 1996..................  1,701,000   $   401,000   $        --   $(1,111,000)  $  (710,000)
  Conversion of unsecured promissory notes to
    common stock.............................    349,000     1,133,000       305,000            --     1,438,000
  Issuance of common stock and warrants in a
    public offering, net of $1,094,000 of
    expenses.................................    755,000     2,473,000       963,000            --     3,436,000
  Issuance of common stock for the
    acquisition of TouchSource...............    207,000       776,000            --            --       776,000
  Issuance of common stock and warrants in a
    private placement, net of $132,000 of
    expenses.................................    189,000       574,000       143,000            --       717,000
  Net loss...................................         --            --            --    (4,107,000)   (4,107,000)
                                               ---------   -----------   -----------   -----------   -----------
BALANCES, December 31, 1997..................  3,201,000     5,357,000     1,411,000    (5,218,000)    1,550,000
  Issuance of common stock and warrants in a
    private placement, net of $350,000 of
    expenses.................................    406,000       131,000     1,345,000            --     1,476,000
  Issuance of warrants in connection with
    debt borrowing...........................         --            --       300,000            --       300,000
  Issuance of common stock in a private
    placement, net of $70,000 of expenses....    700,000     1,330,000            --            --     1,330,000
  Issuance of common stock for acquisition of
    CarWizard and LeaseSource................    250,000       500,000            --            --       500,000
  Exercise of employee stock options.........     69,000       284,000            --            --       284,000
  Exercise of warrants.......................     83,000       457,000      (165,000)           --       292,000
  Net loss...................................         --            --            --    (3,933,000)   (3,933,000)
                                               ---------   -----------   -----------   -----------   -----------
BALANCES, December 31, 1998..................  4,709,000   $ 8,059,000   $ 2,891,000   $(9,151,000)  $ 1,799,000
                                               =========   ===========   ===========   ===========   ===========

The accompanying notes to financial statements are an integral part of these statements.

                                 NAVIDEC, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(4,107,000)  $(3,933,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
    Depreciation and amortization...........................      865,000       522,000
    Discount on note payable................................           --       300,000
    Provision for bad debt..................................       41,000        75,000
    Impairment of goodwill..................................    1,305,000            --
    Changes in operating assets and liabilities--
      Accounts receivable...................................     (627,000)   (1,377,000)
      Costs and estimated earnings in excess of billings....     (106,000)       (1,000)
      Inventories...........................................     (315,000)      208,000
      Restricted cash.......................................     (300,000)       20,000
      Other assets..........................................      (52,000)       27,000
      Accounts payable......................................      (92,000)      857,000
      Accrued liabilities...................................     (271,000)      252,000
                                                              -----------   -----------
         Net cash used in operating activities..............   (3,659,000)   (3,050,000)
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (475,000)     (538,000)
  Cash assumed in acquisitions..............................        7,000        68,000
  Acquisition costs incurred................................      (32,000)           --
                                                              -----------   -----------
         Net cash used in investing activities..............     (500,000)     (470,000)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from factoring of accounts receivable............      634,000     3,515,000
  Payments to factor........................................     (444,000)   (3,502,000)
  Proceeds from issuance of common stock and warrants.......    5,379,000     3,226,000
  Payment for offering and deferred financing costs.........   (1,236,000)     (420,000)
  Proceeds from exercise of employee stock options..........           --       284,000
  Proceeds from exercise of warrants........................           --       292,000
  Proceeds from notes payable...............................      333,000       885,000
  Proceeds from related party note receivable...............           --        60,000
  Payments on notes payable and capital leases..............     (369,000)     (478,000)
                                                              -----------   -----------
         Net cash provided by financing activities..........    4,297,000     3,862,000
                                                              -----------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      138,000       342,000
CASH AND CASH EQUIVALENTS, beginning of period..............      231,000       369,000
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS, end of period....................  $   369,000   $   711,000
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest..................................  $    79,000   $   109,000
                                                              ===========   ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Equipment acquired with capital leases....................  $        --   $    72,000
                                                              ===========   ===========
  Issuance of common stock in connection with
    acquisitions............................................  $   776,000   $   500,000
                                                              ===========   ===========
  Conversion of unsecured promissory notes to common
    stock...................................................  $ 1,438,000   $        --
                                                              ===========   ===========
  Net liabilities assumed in acquisitions...................  $    83,000   $    39,000
                                                              ===========   ===========

    The accompanying notes to consolidated financial statements are an integral part of these statements.

                                 NAVIDEC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998

(1)  ORGANIZATION AND NATURE OF BUSINESS

     Navidec, Inc., a Colorado corporation, (the "Company") was incorporated in 1993. The Company's experienced team develops open systems, component-based solutions, to enable customers to address their e-business initiatives. Out of this competency, the Company has launched its first vertical market that provides on-line solutions for the automotive industry. The Company also serves as a distributor of various high technology and other products through traditional and electronic channels.

     The Company owns 100% of each of the following subsidiaries: Interactive Planet, Inc. ("IPI"), TouchSource Inc., CarWizard.com Inc. ("CarWizard") and LeaseSource Online Inc. ("LeaseSource"). IPI is a designer and developer of Internet sites. TouchSource is a designer and developer of interactive kiosks. CarWizard and LeaseSource are automotive information web site businesses.

     The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in the new and rapidly evolving market for Internet-based products and services. Such risks and uncertainties include, but are not limited to, its limited operating history, an evolving and unpredictable business model and the management of rapid growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service and attract, retain and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing such risks.

     To date, substantially all of the Company's revenue has been derived from services related to internet/intranet solutions and the resale of computer equipment, high technology peripherals and electronic components manufactured by independent vendors. The Company's strategy is to increase revenue generated by its two core competencies: 1) Internet/Intranet solutions, which are focused in five major market areas, including computer and network infrastructure architecture and equipment, software development and services, content aggregation, electronic commerce and order fulfillment, and 2) automotive solutions. There can be no guarantee that the Company will be successful in marketing its current products or other new or enhanced products. In addition, the market for the Company's services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The changes require the Company to continually improve the performance, features, and reliability of its products, particularly in response to competition. There can be no assurance that the Company will be successful in responding to these changes.

     The Company expects that its growth may require significant external financing within the next year. While the Company believes that it will be able to obtain such external financing from third parties or from existing shareholders, there can be no guarantee that it can do so at terms acceptable to the Company. If the Company is unable to raise the necessary financing, the Company's business, results of operations and financial condition

                                 NAVIDEC, INC.

could be materially affected. Subsequent to December 31, 1998, the Company raised $13.8 million (Note 12).

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign exchange contracts, option contracts or hedging arrangements. The Company maintains its cash balances in the form of bank demand deposits and money market accounts with financial institutions that management believes are creditworthy. Accounts receivable are typically unsecured and are derived from transactions with and from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash equivalents, short-term trade receivables and payables, and notes payable. The carrying values of the cash equivalents and short-term trade receivables and payables approximate their fair values. Based on borrowing rates currently used by the Company for financing, the carrying value of the note payable approximates its estimated fair value.

CASH EQUIVALENTS

     For cash flow purposes, the Company considers all highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents.

RESTRICTED CASH

     Restricted cash represents amounts withheld from employees for their 401(k) profit sharing plan of $231,000 and the minimum cash reserve for receivables sold to a bank of $49,000. Included in accrued liabilities on the accompanying balance sheet is the $231,000 obligation for the employees 401(k).

                                 NAVIDEC, INC.

COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS

     Costs and estimated earnings in excess of billings as of December 31, 1998 is comprised of the following:

Costs incurred on contracts in progress.....................  $ 31,000
Estimated earnings..........................................    76,000
                                                              --------
                                                               107,000
Less progress billings......................................        --
                                                              --------
                                                              $107,000
                                                              ========

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of products held for resale.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciation is provided using the straight-line method over estimated useful lives of three to seven years. Computer equipment and purchased software is depreciated over three years and furniture and office equipment is depreciated over five years. Maintenance and repairs are expensed as incurred and major additions, replacements and improvements are capitalized.

     Leasehold improvements are amortized using the straight-line method over the shorter of the useful life or the life of the lease.

     The components of property and equipment as of December 31, 1998 are as follows:

Computer equipment and purchased software...................  $1,451,000
Furniture and office equipment..............................     204,000
Leasehold improvements......................................      43,000
                                                              ----------
                                                               1,698,000
Less - accumulated depreciation.............................    (717,000)
                                                              ----------
                                                              $  981,000
                                                              ==========

     Depreciation expense was $257,000 in fiscal 1997 and $353,000 in fiscal
1998.

GOODWILL AND INTANGIBLES

     Goodwill and intangibles are recorded at the date of acquisition at their allocated cost. Amortization is provided over the estimated useful lives of five years for both the goodwill and the intangible assets. At December 31, 1998, goodwill and intangibles of $619,000 is entirely from the CarWizard and LeaseSource acquisition, which closed on December 28, 1998. Amortization will be provided for these assets over their useful lives of five years. During 1997, the Company recorded an impairment expense of $1,305,000 on goodwill (see Note
3).

                                 NAVIDEC, INC.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets, including goodwill and intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of its long-lived assets based on estimated undiscounted future cash flows and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

RECEIVABLES FACTORED WITH RECOURSE

     In 1997, the Company entered into an agreement with a bank to factor, with full recourse, existing and future accounts receivable to a maximum of $750,000. The Company must maintain a cash reserve account with the bank of up to 20% of the face amount of receivables sold to the bank. The Company's recourse obligation is secured by all of the Company's assets and is guaranteed by two of the Company's shareholders. As of December 31, 1998, the face amount of receivables factored was $246,000 with a recourse obligation of $203,000. For financial presentation purposes, the related receivable and outstanding recourse liability have been included as an asset and liability, respectively, on the accompanying balance sheet.

REVENUE RECOGNITION

     The Company generally recognizes revenues upon delivery from its Internet/Intranet and kiosk solutions and product distribution goods. Internet/Intranet and kiosk solutions generally begin with short-term arrangements, which are billed on a time and materials basis or percentage of completion method on fixed bid projects. Frequently, customers elect to update and expand their Web sites, and are billed monthly on a time and materials basis for these services.

     Additional sources of ongoing revenue include revenue from advertising sold by the Company on clients' Web sites, revenue from sales of merchandise and services over clients' Web sites and revenue from maintenance of client Web sites. The Company receives and records a percentage of the gross revenue from advertising and merchandise sales upon completion of these sales.

     Revenues on short-term contracts are recorded upon substantial completion of each contract. Revenues from time and material contracts are recognized currently as the work is performed.

     Revenues from long-term contracts are recognized on the percentage of completion method for individual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revenues are recognized in the ratio that costs incurred bear to total estimated contract costs. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable.

                                 NAVIDEC, INC.

     Contract costs include all labor costs and those direct costs related to contract performance.

PRODUCT DEVELOPMENT

     Costs incurred in the development of new products and enhancements to existing products and services are charged to expense as incurred.

ADVERTISING COSTS

     Advertising costs are expensed as incurred and are included in selling and marketing expenses in the accompanying statements of operations. The Company does not incur any direct-response advertising costs. Advertising expense totaled $156,000 and $256,000 in 1997 and 1998, respectively.

INCOME TAXES

     Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's deferred tax assets have been reduced by a valuation allowance to the extent it is more likely than not, that some or all of the deferred tax assets will not be realized.

STOCK-BASED COMPENSATION

     The Company accounts for its employee stock option plans and other stock-based compensation arrangements using the intrinsic value method under which no compensation expense is recognized unless the fair value of the underlying stock is more than the stock option exercise price on the date of grant. The Company accounts for equity instruments issued to non-employees at fair value on the date of grant.

NET LOSS PER SHARE

     Basic net loss per share is computed by dividing net loss available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. The Company has excluded the weighted average effect (using the treasury stock method) of common stock issuable upon conversion of all warrants and stock options from the computation of diluted earnings per share as the effect of all such securities is anti-dilutive for all periods presented. The shares excluded are approximately 26,000 and 294,000 for fiscal 1997 and 1998, respectively.

                                 NAVIDEC, INC.

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. From its inception through December 31, 1998, the comprehensive income (loss) has been the same as net income (loss).

OTHER RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of such software. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company has not yet determined the impact, if any, of adopting SOP No. 98-1 in fiscal 1999.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities. ("SOP 98-5"). In general, SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred and specifies that initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principle. The provisions of SOP 98-5 are effective for fiscal years beginning after December 15, 1998 and will be adopted by the Company during the year ended December 31, 1999. The Company believes the adoption of SOP 98-5 will not have a material impact on the financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Company is required to adopt SFAS No. 133 in the year ended December 31, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company does not believe adoption of SFAS No. 133 will have a material impact upon its financial statements.

RECLASSIFICATIONS

     Certain prior years' balances were reclassified to conform to current year presentation.

(3)  ACQUISITIONS

     Effective December 28, 1998, the Company acquired 100% of the stock of both CarWizard and LeaseSource for a total of 250,000 shares of common stock. The combined purchased price was valued by issuing $500,000 of the Company's common stock and the assumption of $39,000 of net liabilities, resulting in goodwill of $539,000 being recorded. Included in the net liabilities assumed was $80,000 of intangibles for acquired technology. The acquisition was accounted for under the purchase method of accounting, and accordingly the operating results of CarWizard and LeaseSource have been included in the accompanying consolidated financial statements from the effective date of the acquisitions. The purchase

                                 NAVIDEC, INC.

agreement includes an earn-out provision for up to an additional $1,000,000 of purchase price, which is based on the success of Web site leads provided in 1999 and 2000.

     Effective July 31, 1997, the Company acquired 100% of the stock of TouchSource by issuing 207,000 shares of the Company's common stock. The total purchase price was valued by issuing $776,000 of the Company's common stock and the assumption of $83,000 of net liabilities, resulting in goodwill of $859,000 being recorded. The acquisition was accounted for under the purchase method of accounting, and accordingly the operating results of TouchSource have been included in the accompanying consolidated financial statements from the effective date of the acquisition. Subsequent to the acquisition, technologies developed more rapidly than expected, which has reduced the expected future cash flows associated with the TouchSource technology. Furthermore, the Company intends to integrate the TouchSource technology with its other products and market it primarily to the automotive industry, which was not a market focus of TouchSource. As such, the Company reevaluated the related goodwill, and recorded an impairment expense of $707,000 in fiscal 1997, resulting in a remaining net balance of $80,000 as of December 31, 1997. This remaining goodwill was amortized completely in 1998.

     Effective July 1, 1996, the Company acquired 100% of the stock of IPI by issuing 679,000 shares of the Company's common stock and a $75,000 note payable. The total purchase price was valued by issuing $750,000 of the Company's common stock and the assumption of $100,000 of net liabilities, resulting in goodwill of $850,000 being recorded. The acquisition was accounted for under the purchase method of accounting, and accordingly the operating results of IPI have been included in the accompanying consolidated financial statements from the effective date of the acquisition. Subsequent to the acquisition, projected future cash flows associated with the technology previously developed by IPI declined due to rapidly changing technologies and increased competition for products developed with the IPI technology. In addition, during the fourth quarter of 1997, after the introduction of new Internet solutions by the Company, management decided to focus the Company on its automotive solution. As such, the Company reevaluated the goodwill related to this acquisition and recorded an impairment expense of $598,000 in fiscal 1997, resulting in a remaining net balance of $20,000 as of December 31, 1997. This remaining goodwill was amortized completely in 1998.

                                 NAVIDEC, INC.

     The following table sets forth the unaudited condensed pro forma operating results of the Company for the CarWizard and LeaseSource, and the TouchSource business combinations, as if each transaction occurred on January 1 of the preceding year for each acquisition. Adjustments are reflected for additional amortization of goodwill and intangibles:

                                                      FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                   --------------------------
                                                      1997           1998
                                                   -----------    -----------
Revenues.........................................  $ 6,407,000    $ 9,162,000
                                                   ===========    ===========
Net loss.........................................  $(4,501,000)   $(4,142,000)
                                                   ===========    ===========
Basic and diluted loss per share.................  $     (1.42)   $     (1.08)
                                                   ===========    ===========
Basic and diluted weighted-average common shares
  outstanding....................................    3,170,000      3,828,000
                                                   ===========    ===========

     The condensed pro forma results are not necessarily indicative of the results of operations had the acquisitions been consummated on the earlier date, and may not necessarily be indicative of future performance. The purchase price allocation for the CarWizard and LeaseSource acquisition is preliminary and may change in the near future based upon completed valuations of assets and liabilities acquired by the Company.

(4)  NOTES PAYABLE

     Notes payable consist of the following as of December 31, 1998:

Notes payable to VSI Holdings; interest at 9%, due in part
  in September 1998 and December 1998, secured by assets of
  the Company...............................................    $ 721,000
Note payable; interest at 9%, due on October 18, 1999,
  secured by assets of LeaseSource..........................      100,000
                                                                ---------
                                                                  821,000
Less-current portion........................................     (821,000)
                                                                ---------
Long-term portion...........................................    $      --
                                                                =========

     In September and December 1998, the Company granted a total of 531,525 of detachable warrants to VSI Holdings in connection with the above borrowing. The warrants were valued at $300,000, using the Black-Scholes option pricing model, and accounted for as a discount on the note. The discount has been fully amortized into interest expense as of December 31, 1998.

     The above notes payable to VSI Holdings were in default as of yearend. However, on January 13, 1999, these notes were converted into 160,267 shares of unregistered common stock at a price of $4.50 per share. On March 22, 1999, the Company entered into a settlement and release agreement with VSI Holdings where the 160,267 shares will be cancelled and the Company will retire the notes and accrued interest for cash of approximately $745,000 by April 5, 1999.

                                 NAVIDEC, INC.

(5)  CAPITAL LEASE OBLIGATIONS

     The Company has entered into several capital leases for equipment. The leases are for terms ranging from 24 to 60 months, expiring at various times through 2001. Interest on the Company's capital lease obligations is at rates ranging from 9% to 21% at December 31, 1998. The capital lease obligations are collateralized by the related equipment.

     Equipment purchased under capital leases is included in the cost of property and equipment. The following is a summary of property and equipment purchased under capital leases as of December 31, 1998:

Computer equipment..........................................    $247,000
Less-accumulated depreciation...............................     (78,000)
                                                                --------
Net book value..............................................    $169,000
                                                                ========

     As of December 31, 1998, future minimum lease payments under capitalized lease obligations are as follows:

Year ended December 31 --
  1999......................................................    $  92,000
  2000......................................................       82,000
  2001......................................................       31,000
                                                                ---------
                                                                  205,000
Less-amounts representing interest..........................      (37,000)
                                                                ---------
Total obligation............................................      168,000
Less-current portion........................................      (74,000)
                                                                ---------
Long-term capital lease obligation..........................    $  94,000
                                                                =========

     Interest expense under such leases was $27,000 and $24,000 for the years ended December 31, 1997 and 1998, respectively.

(6)  INCOME TAXES

     At December 31, 1998, for income tax purposes, the Company has approximately $7.5 million of net operating loss carryforwards. Such net operating losses expire between the years 2011 to 2018.

     Management believes that it is more likely than not that the deferred tax assets will not be realized. Accordingly, a valuation allowance was recorded against the entire net deferred tax asset.

     The Tax Reform Act of 1986 contains provisions which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including significant changes in ownership interests.

                                 NAVIDEC, INC.

     The provision (benefit) for income taxes consists of the following:

                                                      1997          1998
                                                   ----------    -----------
Current:.........................................  $       --    $        --
Deferred:
  Federal........................................    (866,000)    (1,224,000)
  State..........................................    (134,000)      (189,000)
  Valuation allowance............................   1,000,000      1,413,000
                                                   ----------    -----------
                                                   $       --    $        --
                                                   ==========    ===========

     The provision (benefit) for income taxes differs from the federal statutory rate of 34% for the following reasons:

                                                              1997     1998
                                                              -----    -----
Expected rate...............................................  (34.0)%  (34.0)%
State taxes, net of federal deduction.......................   (2.2)    (3.2)
Nondeductible goodwill amortization and impairment..........   12.8      0.9
Valuation allowance.........................................   24.3     35.9
Other.......................................................   (0.9)     0.4
                                                              -----    -----
                                                                  0%       0%
                                                              =====    =====

     The components of the net deferred income tax asset at December 31, 1998 are as follows:

Deferred tax assets:
  Net operating loss carryforwards..........................    $ 2,801,000
  Bad debt reserve..........................................         46,000
  Vacation accrual..........................................         17,000
Deferred tax liabilities:
  Accumulated depreciation..................................        (77,000)
  Prepaids..................................................         (7,000)
                                                                -----------
                                                                  2,780,000
Less valuation allowance....................................     (2,780,000)
                                                                -----------
                                                                $        --
                                                                ===========

                                 NAVIDEC, INC.

(7)  COMMITMENTS AND CONTINGENCIES

OPERATING LEASE OBLIGATIONS

     The Company leases certain facilities and equipment under operating leases that expire at various times through 2001. Future minimum lease payments for such operating leases are as follows as of December 31, 1998:

Year ended December 31 --
  1999......................................................  $204,000
  2000......................................................   191,000
  2001......................................................    79,000
                                                              --------
                                                              $474,000
                                                              ========

     Rental expense related to these leases was $97,000 and $125,000 for the years ended December 31, 1997 and 1998, respectively.

LITIGATION

     In the normal course of business, the Company is subject to, and may become a party to, litigation. There are no matters currently in litigation which management believes will have a material impact on the Company's financial position or results of operations.

(8)  RELATED PARTY TRANSACTIONS

     In December 1998, the Company entered into employment agreements with a shareholder. The agreements provide for payments totaling $150,000 per year through 2000 and include covenants not to compete during the term of employment and for one year thereafter.

     The Company entered into a service agreement with a shareholder that commenced on August 1, 1996, and was subsequently extended through February 1999. The agreement provides for payments of approximately $5,000 per month plus options to purchase 212,500 shares of the Company's common stock at $4.12 per share. The options are exercisable from April 1999 to October 2001. During fiscal 1998, the shareholder exercised 69,000 of these options. The agreement also contains a covenant not to compete during the term of the service agreement and for one year thereafter. During 1997, the Company loaned $60,000 to this shareholder at 5.5% interest and secured by the options discussed above. The note was paid in full during 1998.

     In April 1997, the Company entered into an additional service agreement with this shareholder. This agreement provides for additional payments of $5,000 per month plus 2 1/2% of any capital raised as a result of the shareholder's efforts in the form of warrants for the Company's stock. These warrants will be priced at the closing price of the Company's stock on the date of closing of any transaction, exercisable commencing six months after each grant and expire five years from the date of each grant. As a result of this agreement, 14,862 warrants are outstanding at December 31, 1998.

                                 NAVIDEC, INC.

     In February 1998, the Company entered into an additional service agreement with this shareholder to provide financial and banking services. For this agreement, the shareholder received a consulting fee of 250,000 warrants to purchase common stock at $3.50 per warrant. During fiscal 1998, the shareholder exercised 83,000 of these warrants.

     In July 1996, the Company entered into employment agreements with two shareholders. The agreements provide for payments totaling $165,000 per year through June 30, 1998 and include covenants not to compete during the term of employment and for one year thereafter.

(9)  SHAREHOLDERS' EQUITY

INITIAL PUBLIC OFFERING

     In February 1997, the Company completed an initial public stock offering of 1,000,000 units (comprised of 1,000,000 shares of common stock and warrants for the purchase of 1,000,000 shares of common stock). Included in the 1,000,000 units were 245,000 units offered by the holders of unsecured subordinated convertible promissory notes. The offering of the 755,000 units provided proceeds to the Company of $3,436,000, net of offering costs of $1,094,000. Each warrant allows the holder to purchase one share of common stock at an exercise price of $7.20 through February 2002. The warrants are redeemable by the Company at $.05 per warrant upon 30 days notice if the market price of the common stock for 20 consecutive trading days within the 30-day period preceding the date the notice is given equals or exceeds $8.40 (see Note 12). The Company also sold to the underwriter at the close of the public offering underwriter's warrants, at a price of $0.001 per warrant, to purchase 100,000 shares of common stock. The underwriter's warrants are exercisable for four years beginning in February 1998 at $7.38 per share.

PRIVATE PLACEMENT 1997

     During 1997 and 1998, the Company raised $2,193,000 in a private placement, net of offering costs of $482,000, by issuing 594,500 units (comprised of one share of common stock and one warrant) at $4.50 per unit. Each warrant allows the holder to purchase one share of common stock at an exercise price of $7.20 for a period extending through February 10, 2002. The warrants are redeemable by the Company at $.05 per warrant upon 30 days notice if the market price of the common stock for 20 consecutive trading days within the 30-day period preceding the date the notice is given equals or exceeds $8.40 (see Note 12). Offering costs associated with the private placement include underwriter commissions and non-accountable expense allowances totaling 13% of proceeds, as well as placement agent warrants to purchase 10% of the units sold for five years from the date of closing at $4.50 per unit. In addition, the Company agreed to issue any broker or registered agent who places four or more placement units (consisting of 6,000 units or $27,000 each) one broker warrant for each $20 sold at a price of $4.50. Accordingly, 118,849 of warrants were issued during 1998 to brokers and registered agents. During 1997, the Company completed closings on this private placement of $717,000 net of offering costs of $132,000. During 1998, the Company completed closings on this private placement of $1,476,000 net of offering costs of $350,000. Additionally, during 1998, the Company issued 61,520 of warrants to brokers or registered representatives as part of the offering cost.

                                 NAVIDEC, INC.

PRIVATE PLACEMENT 1998

     In November 1998, the Company completed a private placement resulting in the issuance of 700,000 shares at $2.00 per share. This offering generated $1,330,000 in proceeds net of offering costs of $70,000. No warrants were issued in connection with this offering.

WARRANTS

     In connection with the above equity transactions, the Company issued warrant units to purchase one share of the Company's common stock. For accounting purposes, all warrants were valued utilizing the Black-Scholes option pricing model, assuming a volatility factor of 97%, risk free interest rate of 5.6% and expected lives outstanding of 1.5 to 2 years. The following table summarizes the warrants outstanding as of December 31, 1998:

                         EXERCISE                     REMAINING
WARRANTS     UNITS         PRICE        VALUE      CONTRACTUAL LIFE
--------   ---------   -------------  ----------   ----------------
  A        2,043,626   $7.20 - $7.38  $1,723,000    Called 2/5/99
  B           14,862       $4.50          57,000      4.25 years
  C          166,500       $3.50         329,000      4.25 years
  D           61,520       $4.50         164,000      4.25 years
  E          118,849       $4.50         318,000      4.25 years
  F          531,525   $4.50 - $6.50     300,000   One year or less
           ---------                  ----------
           2,936,882                  $2,891,000
           =========                  ==========

STOCK OPTION PLAN

     The Company adopted the Stock Option Plan (the "Plan") under which the Company is authorized to grant incentive and non-qualified stock options to acquire up to 1,000,000 shares of the Company's common stock to employees and directors of the Company. On February 15, 1999, the authorized stock options were increased to 2,000,000 as approved by the board of directors. Under the Plan, the exercise price per share of a non-qualified stock option must be equal to at least 50% of the fair market value of the common stock on the date of grant, and the exercise price per share of an incentive stock option must equal the fair market value of the common stock on the date of grant. Options granted vest over various terms with a maximum vesting period of five years and expire after a maximum of 10 years.

                                 NAVIDEC, INC.

     The following table summarizes the Plan at December 31, 1997 and 1998, and activity during the years then ended:

                                          1997                    1998
                                   -------------------    ---------------------
                                              WEIGHTED                 WEIGHTED
                                              AVERAGE                  AVERAGE
                                              EXERCISE                 EXERCISE
                                   SHARES      PRICE       SHARES       PRICE
                                   -------    --------    ---------    --------
Outstanding, beginning of year...       --     $  --        297,000     $4.58
Granted..........................  297,000      4.58      1,390,000      4.17
Forfeited or canceled............       --        --       (150,000)     4.43
Exercised........................       --        --        (69,000)     4.12
                                   -------     -----      ---------     -----
Outstanding, end of year.........  297,000     $4.58      1,468,000     $4.23
                                   =======     =====      =========     =====
Exercisable, end of year.........       --     $  --        263,000     $4.45
                                   =======     =====      =========     =====
Weighted average fair value of
  options granted during the
  year...........................              $3.42                    $2.20
                                               =====                    =====

     The status of stock options outstanding and exercisable under the Plan as of December 31, 1998 is as follows:

                      STOCK OPTIONS OUTSTANDING
               ----------------------------------------   STOCK OPTIONS EXERCISABLE
                            WEIGHTED                      --------------------------
                             AVERAGE                                      WEIGHTED
  RANGE OF                  REMAINING       WEIGHTED                       AVERAGE
  EXERCISE     NUMBER OF   CONTRACTUAL      AVERAGE        NUMBER OF      EXERCISE
   PRICES       SHARES        LIFE       EXERCISE PRICE      SHARES         PRICE
-------------  ---------   -----------   --------------   ------------   -----------
$2.34 - $3.00    452,000       4.9           $2.93               --         $  --
$3.56 - $5.06    496,000       4.8            4.08          183,000          3.88
$5.44 - $5.88    520,000       5.9            5.49           80,000          5.75
               ---------       ---           -----          -------         -----
               1,468,000       5.2           $4.23          263,000         $4.45
               =========       ===           =====          =======         =====

PRO FORMA FAIR VALUE DISCLOSURES

     The fair value of each option grant is calculated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                            YEARS ENDED
                                                            DECEMBER 31,
                                                       ----------------------
                                                         1997         1998
                                                       ---------    ---------
Risk-free interest rate..............................       5.5%         5.0%
Expected dividend yield..............................         0%           0%
Expected lives outstanding...........................  4.4 years    4.0 years
Expected volatility..................................       104%          76%

     Cumulative compensation costs recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting are adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

                                 NAVIDEC, INC.

     Had compensation cost for the Plan been determined based upon the fair value on the date of grant, the Company's net loss would have been increased to the following pro forma amounts for the years ended December 31, 1998 and 1997:

                                                      1997           1998
                                                   -----------    -----------
Net loss:
  As reported....................................  $(4,107,000)   $(3,933,000)
                                                   ===========    ===========
  Pro forma......................................  $(4,227,000)   $(5,569,000)
                                                   ===========    ===========
Basic and diluted net loss per share:
  As reported....................................  $     (1.47)   $     (1.10)
                                                   ===========    ===========
  Pro forma......................................  $     (1.51)   $     (1.56)
                                                   ===========    ===========

(10)  SEGMENT REPORTING

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires disclosure of operating segments, which as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     The Company operates in three different segments: NetSolutions, Online Automotive Solutions ("Automotive"), and Product Distribution. Management has chosen to organize the Company around these segments based on differences in products and services.

     NetSolutions provides custom solutions, including the architecture, design, development and integration of high tech solutions, utilizing Web technology. Automotive provides total online automotive solutions through its Web sites, in addition to providing custom solutions to companies in or with relationships in the automotive industry. Product Distribution provides the resale and configuration of third party software and hardware components, graphical printers and supplies.

     Segment operations are measured consistent with the accounting policies used in these consolidated financial statements.

     The following provides information on the Company's segments:

                                                  FOR THE YEAR ENDED
                                                   DECEMBER 31, 1998
                              -----------------------------------------------------------
                                NET-                     PRODUCT
                              SOLUTIONS   AUTOMOTIVE   DISTRIBUTION   CORPORATE    TOTAL
                              ---------   ----------   ------------   ---------   -------
                                                    (IN THOUSANDS)
Revenues from external
  customers.................   $ 5,443     $   939        $2,173       $   --     $ 8,555
                               =======     =======        ======       ======     =======
(Loss) income from
  operations................   $(1,182)    $(2,151)       $  137       $ (353)(1) $(3,549)
                               =======     =======        ======       ======     =======
Identifiable assets.........   $ 1,607     $   987        $  640       $2,031(2)  $ 5,265
                               =======     =======        ======       ======     =======

                                 NAVIDEC, INC.

                                                  FOR THE YEAR ENDED
                                                   DECEMBER 31, 1997
                              -----------------------------------------------------------
                                NET-                     PRODUCT
                              SOLUTIONS   AUTOMOTIVE   DISTRIBUTION   CORPORATE    TOTAL
                              ---------   ----------   ------------   ---------   -------
                                                    (IN THOUSANDS)
Revenues from external
  customers.................   $ 2,359     $   223        $3,426        $  --     $ 6,008
                               =======     =======        ======        =====     =======
(Loss) income from
  operations................   $(2,493)(3)  $(1,268)      $  135        $(257)(1) $(3,883)
                               =======     =======        ======        =====     =======

-------------------------
(1) Corporate loss from operations represents depreciation expense.

(2) Corporate assets are those that are not directly identifiable to a particular segment and includes cash, restricted cash, property and equipment and prepaids and other assets.

(3) Included in NetSolutions loss from operations in fiscal 1997 is the impairment of goodwill for $1,305,000.

(11)  DEFINED CONTRIBUTION PLAN

     The Company has a 401(k) profit sharing plan (the "Plan"). Eligible employees may make voluntary contributions to the Plan. The amount of employee contributions is limited as specified in the Plan. The Company may, at its discretion, make additional contributions to the Plan. The Company made no contributions in 1997 or 1998.

(12)  SUBSEQUENT EVENT

     On February 12, 1999, the Company issued notice of a call regarding 2,043,626 of redeemable warrants to purchase common stock. As discussed above in
Note 9, these warrants are redeemable by the Company at $0.05 per warrant upon 30 days notice if the market price of the common stock for 20 consecutive trading days within the 30 day period preceding the date the notice is given equals or exceeds $8.40. Each warrant could be exercised during the notice period for one common share at a price of $7.20 per share. The exercise period for the warrants expired on March 16, 1999 and as of the close of trading, 1,920,940 warrants were exercised for common stock generating approximately $13,808,000 of net proceeds to the Company.

(13)  WFC HOLDINGS CORPORATION INVESTMENTS

     In May of 1999, the Company formed a newly wholly-owned subsidiary called DriveOff.com Inc., which consists of all the net assets and operations of the Company's Automotive segment.


     On July 23, 1999, WFC Holdings Corporation ("WFC"), a subsidiary of Wells Fargo & Company, committed to make a strategic investment of $25 million in the Company and DriveOff.com. Closing of the transactions is subject to customary closing conditions and, also, the execution of a co-marketing agreement and long term consulting agreement under which the Company and DriveOff.com will provide additional services to Wells Fargo. The parties expect to close both transactions in September of 1999.

                                 NAVIDEC, INC.

     For its $10 million investment in the Company, WFC will receive 380,000 shares of common stock and a $6.2 million promissory note convertible into 620,000 shares of the Company's voting or non-voting stock. For its $15 million investment in DriveOff.com, WFC will receive a note convertible into 3.2 million shares or twenty percent of DriveOff.com's preferred stock outstanding as of the closing of the transaction. WFC will also receive a five-year warrant for an additional 160,000 shares of DriveOff.com, exercisable one year after the transaction's closing at $6.5625 per share.

                                 NAVIDEC, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                JUNE 30,
                                                                  1999
                                                              ------------
                                                              (UNAUDITED)
                                  ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $ 12,785,000
  Accounts receivable, net of allowance for doubtful
     accounts of $185,000...................................     1,780,000
  Costs and estimated earnings in excess of billings........       118,000
  Inventories...............................................       440,000
  Restricted cash...........................................       491,000
  Prepaid expenses and other................................       231,000
                                                              ------------
          Total current assets..............................    15,845,000
                                                              ------------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $912,000..................................................     1,667,000
                                                              ------------
OTHER ASSETS:
  Goodwill and intangibles, net of accumulated amortization
     of $162,000............................................       557,000
  Other.....................................................         1,000
                                                              ------------
          Total other assets................................       558,000
                                                              ------------
          Total Assets......................................  $ 18,070,000
                                                              ============

                   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $    581,000
  Accrued liabilities.......................................       571,000
  Notes payable.............................................       100,000
  Current capital lease obligations.........................       136,000
                                                              ------------
          Total current liabilities.........................     1,388,000
                                                              ------------
CAPITAL LEASE OBLIGATIONS, net current portion..............       305,000
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 20,000,000 shares authorized,
     7,394,000 shares issued and outstanding................    27,526,000
  Warrants for common stock.................................       364,000
  Accumulated deficit.......................................   (11,513,000)
                                                              ------------
          Total shareholders' equity........................    16,377,000
                                                              ------------
          Total liabilities and shareholders' equity........  $ 18,070,000
                                                              ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                 NAVIDEC, INC.

                            STATEMENTS OF OPERATIONS

                                     FOR THE THREE MONTHS        FOR THE SIX MONTHS
                                        ENDED JUNE 30               ENDED JUNE 30
                                         (UNAUDITED)                 (UNAUDITED)
                                   ------------------------   -------------------------
                                      1998         1999          1998          1999
                                   ----------   -----------   -----------   -----------
REVENUE..........................  $1,837,000   $ 3,776,000   $ 3,539,000   $ 8,233,000
COST OF REVENUE..................   1,284,000     2,247,000     2,339,000     5,016,000
                                   ----------   -----------   -----------   -----------
GROSS PROFIT.....................  $  553,000   $ 1,529,000   $ 1,200,000   $ 3,217,000
OPERATING EXPENSES
  Product Development............     315,000       779,000       642,000     1,520,000
  General & Administrative.......     658,000     1,175,000     1,341,000     2,156,000
  Selling & Marketing............     145,000     1,282,000       247,000     2,016,000
                                   ----------   -----------   -----------   -----------
          Total Operating
            Expenses.............   1,118,000     3,236,000     2,230,000     5,692,000
                                   ----------   -----------   -----------   -----------
LOSS FROM OPERATIONS.............  $ (565,000)  $(1,707,000)  $(1,030,000)  $(2,475,000)
OTHER INCOME (EXPENSES) Interest,
  net............................  $   12,000   $   120,000   $    (4,000)  $   112,000
     Other.......................      (5,000)      (13,000)       (5,000)        1,000
                                   ----------   -----------   -----------   -----------
          Total other income
            (expenses)...........  $    7,000   $   107,000   $    (9,000)  $   113,000
                                   ----------   -----------   -----------   -----------
NET LOSS.........................  $ (558,000)  $(1,600,000)  $(1,039,000)  $(2,362,000)
                                   ==========   ===========   ===========   ===========
NET LOSS PER SHARE BASIC AND
  DILUTED........................  $     (.16)  $      (.22)  $      (.30)  $      (.37)
BASIC AND DILUTED WEIGHTED-
AVERAGE COMMON SHARES
OUTSTANDING......................   3,585,000     7,349,000     3,410,000     6,353,000

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                 NAVIDEC, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            FOR THE SIX MONTHS ENDED

                                                                   JUNE 30,
                                                           -------------------------
                                                              1998          1999
                                                           -----------   -----------
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................  $(1,039,000)  $(2,362,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities-
       Depreciation and amortization.....................      307,000       257,000
       Provision for bad debt............................       24,000        60,000
       Changes in operating assets and liabilities-
          Accounts receivable............................     (318,000)      327,000
          Costs and estimated earnings in excess of
            billings.....................................     (197,000)      (11,000)
          Inventories....................................      197,000       (99,000)
          Restricted cash................................           --      (211,000)
          Other assets...................................       (8,000)     (173,000)
          Accounts payable...............................       23,000    (1,270,000)
          Accrued liabilities............................       69,000       148,000
                                                           -----------   -----------
          Net cash used in operating activities..........     (942,000)   (3,334,000)
                                                           -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment....................     (430,000)     (581,000)
                                                           -----------   -----------
          Net cash used in investing activities..........     (430,000)     (581,000)
                                                           -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from factoring of accounts receivable.........      752,000       257,000
  Payments to factor.....................................     (846,000)     (460,000)
  Proceeds from issuance of common stock and warrants....    1,551,000    16,940,000
  Proceeds from related party note receivable............       40,000            --
  Payments on notes payable and capital leases...........      (87,000)     (748,000)
                                                           -----------   -----------
          Net cash provided by financing activities......    1,410,000    15,989,000
                                                           -----------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS................       38,000    12,074,000
CASH AND CASH EQUIVALENTS, beginning of period...........      369,000       711,000
                                                           -----------   -----------
CASH AND CASH EQUIVALENTS, end of period.................  $   407,000   $12,785,000
                                                           -----------   -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest..............................  $    18,000   $    57,000
                                                           -----------   -----------
SUPPLEMENTAL SCHEDULE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES:
     Equipment acquired with capital leases..............  $        --   $   300,000
                                                           -----------   -----------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                 NAVIDEC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1999
                                  (UNAUDITED)

(1)  BASIS OF PRESENTATION AND MANAGEMENT OPINION

     The unaudited financial statements and related notes to the financial statements presented herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying financial statements were prepared in accordance with the accounting policies used in the preparation of the Company's audited financial statements included in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and should be read in conjunction with such financial statements and notes thereto.

     In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of operating results for the interim period presented have been made.

(2)  ACQUISITIONS

     Effective December 28, 1998, the Company acquired 100% of the stock of both CarWizard and LeaseSource for a total of 250,000 shares of common stock. The combined purchased price was valued by issuing $500,000 of the Company's common stock and the assumption of $39,000 of net liabilities, resulting in goodwill of $539,000 being recorded. Included in the net liabilities assumed was $80,000 of intangibles for acquired technology. The acquisition was accounted for under the purchase method of accounting, and accordingly the operating results of CarWizard and LeaseSource have been included in the accompanying consolidated financial statements from the effective date of the acquisitions. The purchase agreement includes an earn-out provision for up to an additional $1,000,000 of purchase price, which is based on the success of Web site leads provided in 1999 and 2000.

(3)  SHAREHOLDERS' EQUITY

WARRANTS AND OPTIONS REDEEMED AND EXERCISED IN 1999

     On February 12, 1999 the Company called all publicly traded warrants. These warrants entitled the holder to purchase one share of Common Stock for each warrant for $7.20. 1,918,000 warrants were exercised prior to the expiration date of March 15, 1999. The warrants generated $13,809,000 net of offering costs of approximately $100,000. In addition the Company issued 200,000 warrants to representatives for solicitation for the exercise of the warrants.

     During the first six months of 1999, VSI Holdings exercised a warrant on 177,175 shares of stock at $4.50 per share resulting in proceeds to the Company of $797,000. In addition, during the first six months of 1999 the Company had 322,000 broker warrants exercised resulting in net proceeds of $1,295,000 and 268,000 employee options exercised resulting in $1,039,000.

                                 NAVIDEC, INC.

(4)  COMPREHENSIVE INCOME

     In June, 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 defines comprehensive income as all changes in shareholder equity exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive loss was equal to its net loss for the six-month periods ended June 30, 1998 and 1999.

(5)  NOTES PAYABLE

Notes payable consist of the following as of June 30, 1999:
  Note payable; interest at 9%, due on October 18, 1999,
     secured by assets of LeaseSource.......................   $100,000
     Less current portion...................................   (100,000)
                                                               --------
          Long-term portion.................................   $     --
                                                               ========

(6)  SEGMENT REPORTING

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires disclosure of operating segments, which as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     The Company operates in three different segments: NetSolutions, Online Automotive Solutions ("Automotive"), and Product Distribution. Management has chosen to organize the Company around these segments based on differences in products and services.

     NetSolutions provides custom solutions, including the architecture, design, development and integration of high tech solutions, utilizing Web technology. Automotive provides total online automotive solutions through its Web sites, in addition to providing custom solutions to companies in or with relationships in the automotive industry. Product Distribution provides the resale and configuration of third party software and hardware components, graphical printers and supplies.

     Segment operations are measured consistent with the accounting policies used in these consolidated financial statements.

                                 NAVIDEC, INC.

     The following provides information on the Company's segments:

                                                 FOR THE THREE MONTHS ENDED
                                                       JUNE 30, 1999
                                                       (IN THOUSANDS)
                               --------------------------------------------------------------
                                 NET-                     PRODUCT
                               SOLUTIONS   AUTOMOTIVE   DISTRIBUTION   CORPORATE       TOTAL
                               ---------   ----------   ------------   ----------     -------
Revenues from external
  customers..................   $2,510      $   875        $  391      $       --     $ 3,776
                                ======      =======        ======      ==========     =======
Loss from operations.........   $ (450)     $  (964)       $ (131)     $     (162)(1) $(1,707)
                                ======      =======        ======      ==========     =======
Identifiable assets..........   $1,565      $   622        $  708      $   15,175(2)  $18,070
                                ======      =======        ======      ==========     =======

                                                 FOR THE THREE MONTHS ENDED
                                                       JUNE 30, 1998
                                                       (IN THOUSANDS)
                               --------------------------------------------------------------
                                 NET-                     PRODUCT
                               SOLUTIONS   AUTOMOTIVE   DISTRIBUTION   CORPORATE       TOTAL
                               ---------   ----------   ------------   ----------     -------
Revenues from external
  customers..................   $1,051      $   139        $  647      $       --     $ 1,837
                                ======      =======        ======      ==========     =======
(Loss) income from
  operations.................   $ (248)     $  (345)       $   77      $      (49)(1) $  (565)

                                                  FOR THE SIX MONTHS ENDED
                                                       JUNE 30, 1999
                                                       (IN THOUSANDS)
                               --------------------------------------------------------------
                                 NET-                     PRODUCT
                               SOLUTIONS   AUTOMOTIVE   DISTRIBUTION   CORPORATE       TOTAL
                               ---------   ----------   ------------   ----------     -------
Revenues from external
  customers..................   $5,601      $ 1,582        $1,050      $       --     $ 8,233
                                ======      =======        ======      ==========     =======
Loss from operations.........   $ (358)     $(1,838)       $  (22)     $     (257)(1) $(2,475)
                                ======      =======        ======      ==========     =======
Identifiable assets..........   $1,565      $   622        $  708      $   15,175(2)  $18,070
                                ======      =======        ======      ==========     =======

                                                  FOR THE SIX MONTHS ENDED
                                                        JUNE 30, 1998
                                                       (IN THOUSANDS)
                                -------------------------------------------------------------
                                  NET-                     PRODUCT
                                SOLUTIONS   AUTOMOTIVE   DISTRIBUTION   CORPORATE      TOTAL
                                ---------   ----------   ------------   ---------     -------
Revenues from external
  customers...................   $1,839       $ 504         $1,196      $     --      $ 3,539
                                 ======       =====         ======      ========      =======
Loss from operations..........   $ (486)      $(461)        $  135      $   (218)(1)  $(1,030)
                                 ======       =====         ======      ========      =======

---------------

(1) Corporate loss from operations represents depreciation expense.

(2) Corporate assets are those that are not directly identifiable to a particular segment and includes cash, restricted cash, property and equipment and prepaids and other assets.

(7)  SUBSEQUENT EVENT


     On July 23, 1999, WFC Holdings Corporation ("WFC"), a subsidiary of Wells Fargo & Company, committed to make a strategic investment of $25 million in the Company and DriveOff.com. Closing of the transactions are subject to customary closing conditions and, also, the execution of a co-marketing agreement and long term consulting agreement under which the Company and DriveOff.com will provide additional services to Wells Fargo. The parties expect to close both transactions in September of 1999.

                                 NAVIDEC, INC.

     For its $10 million investment in the Company, WFC will receive 380,000 shares of common stock and a $6.2 million promissory note convertible into 620,000 shares of the Company's non-voting stock. For its $15 million investment in DriveOff.com, WFC will receive a note convertible into twenty percent of DriveOff.com's preferred stock outstanding as of the closing of the transaction. WFC will also receive a five-year warrant for an additional 160,000 shares of DriveOff.com, exercisable one year after the transaction's closing at $6.5625 per share.

                              [Inside Back Cover]

Graphic depicting three web site screens from DriveOff.com along with the following captions, "Construct your ideal vehicle with precision using DriveOff.com's intelligent optioning tool," "Get an instant guaranteed price and monthly payment quote, and compare your lease, loan and cash options" and "Review all closing documents from the comfort of your home or office. Your DriveOff Deal Kit removes the hassle of negotiating and makes picking up your vehicle as easy as Log On. Drive Off." Also contains "Your complete online auto buying experience" at top along with DriveOff.com logo.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

------------------------------------------------------
------------------------------------------------------

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                            ------------------------

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Prospectus Summary..................    3
Risk Factors........................    8
About this Prospectus...............   22
Use of Proceeds.....................   22
Price Range of Our Common Stock.....   23
Dividend Policy.....................   24
Capitalization......................   24
Dilution............................   25
Selected Consolidated Historical
  Financial Data....................   26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   28
Quantitative and Qualitative
  Disclosures About Market Risk.....   35
Recent Developments.................   35
Navidec's Business..................   37
Where You Can Find More
  Information.......................   51
Incorporation of Certain Documents
  by Reference......................   51
Management..........................   52
Principal and Selling
  Shareholders......................   55
Underwriting........................   56
Legal Matters.......................   58
Experts.............................   58
Index to Financial Statements.......  F-1


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                                  Navidec Logo
                                    Navidec

                                2,500,000 SHARES

                                  COMMON STOCK
                                ----------------
                                   PROSPECTUS
                                ----------------
                           FIRST SECURITY VAN KASPER
                                  ADVEST, INC.

                                     , 1999
------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission filing fee...............  $    7,893
NASD filing fee.............................................       3,340
Nasdaq National Market filing fee...........................      75,625
Legal fees and expenses.....................................     240,000
Accounting fees and expenses................................      25,000
Blue Sky fees and expenses..................................      10,000
Printing fees and expenses..................................     300,000
Transfer Agent and Registrar fees...........................       5,000
Miscellaneous expenses......................................     333,142
                                                              ----------
     Total..................................................  $1,000,000
                                                              ==========

     All expenses other than the Securities and Exchange Commission filing fee are estimated. All expenses will be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's articles of incorporation eliminate the personal liability of directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Colorado law. The Registrant's articles of incorporation and bylaws provide that the Registrant shall indemnify its officers and directors to the extent permitted by Colorado law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Colorado Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

     The underwriting agreement filed as Exhibit 1 to this registration statement provides for indemnification by the underwriters of Navidec and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits


EXHIBIT
  NO.
-------
**1      Form of Underwriting Agreement
  5      Form of Opinion of Benesch, Friedlander, Coplan & Aronoff
         LLP, counsel for the Company
  23.1   Consent of Arthur Andersen LLP
  23.2   Consent of Hein + Associates LLP
  23.3   Consent of Benesch, Friedlander, Coplan & Aronoff LLP
         (included as part of Exhibit 5)
 *24.1   Power of Attorney for J. Ralph Armijo, Patrick R. Mawhinney,
         Michael Kranitz, Andrew Davis, Gerald A. Marroney and James
         Hosch
  24.2   Power of Attorney for Lloyd G. Chavez, Jr.


-------------------------

 * Previously filed.


** To be filed by amendment.

  (b) Financial Statement Schedules

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 22nd day of September, 1999.


                                          NAVIDEC, INC.

                                          By:        /s/ J. RALPH ARMIJO
                                             -----------------------------------
                                              J. Ralph Armijo,
                                              Chairman of the Board of
                                              Directors,
                                              President and Chief Executive
                                              Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.



              SIGNATURE                            TITLE                     DATE
              ---------                            -----                     ----

/s/ J. RALPH ARMIJO                    Chairman of the Board of       September 22, 1999
-------------------------------------  Directors, President, Chief
J. Ralph Armijo                        Executive Officer and
                                       Director

/s/ PATRICK R. MAWHINNEY               Chief Financial Officer,       September 22, 1999
-------------------------------------  Treasurer, Secretary and
Patrick R. Mawhinney                   Director

*                                      Director                       September 22, 1999
-------------------------------------
Michael Kranitz

*                                      Director                       September 22, 1999
-------------------------------------
Andrew Davis

*                                      Director                       September 22, 1999
-------------------------------------
Lloyd G. Chavez, Jr.

*                                      Director                       September 22, 1999
-------------------------------------
Gerald A. Marroney

*                                      Director                       September 22, 1999
-------------------------------------
James Hosch

*By: /s/ PATRICK R. MAWHINNEY
------------------------------------
     Patrick R. Mawhinney
     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
-------                     ----------------------
**1      Form of Underwriting Agreement
  5      Form of Opinion of Benesch, Friedlander, Coplan & Aronoff
         LLP, counsel for the Company
  23.1   Consent of Arthur Andersen LLP
  23.2   Consent of Hein + Associates LLP
  23.3   Consent of Benesch, Friedlander, Coplan & Aronoff LLP
         (included as part of Exhibit 5)
 *24.1   Power of Attorney for J. Ralph Armijo, Patrick R. Mawhinney,
         Michael Kranitz, Andrew Davis, Gerald A. Marroney and James
         Hosch
  24.2   Power of Attorney for Lloyd G. Chavez, Jr.


-------------------------

 * Previously filed.


** To be filed by amendment.